1

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM SB-2/A-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 AMENDMENT NO. 2

                                 XENICENT, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN OUR CHARTER)

                                 North Carolina
     STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                       6552                                 36-4349865
         (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
                 CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)

             10712 Old Wayside Rd., Charlotte, North Carolina 28277
                                 (704) 341-4444
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                  Duane Bennett
             10712 Old Wayside Rd., Charlotte, North Carolina 28277
                                 (704) 341-4444
               (NAME, ADDRESS AND TELEPHONE OF AGENT FOR SERVICE)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     CALCULATION OF REGISTRATION FEE (1)(2)

Proposed Maximum Aggregate Offering Price (1)              $6,249
Total  Registration  Fee                                   $1.65

(1)     Estimated solely for the purpose of calculating the registration fee.
(2) Selling Shareholders hold all of the shares, which we are registering. These shares will be sold at prevailing market prices.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

                   SUBJECT TO COMPLETION, DATED MARCH 30, 2001

                                 XENICENT, INC.

                         832,000 shares of Common Stock

Our  current  shareholders  are  offering  832,000  shares  of our common stock.

No  market  currently  exists  for  our  common  stock.

The selling security holders may offer their shares at any negotiated price. We will pay all expenses of registering the securities.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. Our selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

            The date of this preliminary prospectus is March 30, 2001

                                TABLE OF CONTENTS
   Part I - Prospectus Information                                      Page

1.    Front  Cover  Page  of  Prospectus                                  1
2.    Inside  Front  and  Outside  Back  Cover  Pages  of  Prospectus     2
3.    Summary  Information                                                7
      Risk  Factors                                                       9
- Because we have only a limited operating history, you will have no ability to evaluate our business prospects and strategies.
- If we are unsuccessful in obtaining material contracts we will be unable to develop our operations.
- Because our financial condition is poor we may be unable to adequately develop our operations and our losses may accumulate.
- Our management lacks relevant experience in our real estate development activities; if we fail to obtain the services of third party professionals, our projects may be unprofitable and negatively affect the value of your investment.
- Our management has a history of financial failure that may be an indication of our future financial results and the value of your investment in our common stock being negatively affected.
- We do not have any properties that we are presently considering or negotiating to purchase; accordingly, you will be unable to evaluate our specific real estate investments or properties, including the economic merits of any real estate purchases or sales or development that we consider or undertake.
- Our operations may involve substantial delays in our land investment or development.
- Our real estate business involves highly leveraged real estate investments that subject us to debt risks and forfeiture of our properties.
- Our real estate projects will be subject to various risks that may cause substantial delays in our real estate development or lead to substantial losses
-     We are subject to regulations that may lead to increased regulation costs.
- If our common stock becomes tradable on the Over-the-Counter Bulletin Board, sales of our common stock by selling shareholders and/or our principal shareholders could affect the level of public interest in our common stock as well as its value.
- There is no trading market for our shares of common stock and you may be unable to sell your investment quickly or at all.
- Because our stock is considered a penny stock any investment in our stock is considered to be a high-risk investment and is subject to restrictions on marketability.
- We will rely upon third parties to execute essential components of our real estate development and consulting services, any failures on the part of our third parties providing these services or our failure to hire third parties may negatively impact our operations
- Our dependence upon third parties for our land development and real estate consulting services may lead to conflicts of interest.
- Our lack of an established brand name could negatively impact our ability to effectively compete in the real estate market.
- We have substantial near-term capital needs; we may be unable to obtain the additional funding needed to enable us to operate profitably in the future.
- Because our management has limited experience in selecting real estate for development and resale, we may purchase a property that is economically unsuitable and/or requires extensive preparation for resale.
- Our principal stockholders control our business affairs in which case you will have little or no participation in our business affairs.
-     If we lose the services of our president, our business may be impaired.
- We do not have any plans to hire additional personnel, which may cause substantial delays in our operations.
- Our operations are subject to possible conflicts of interest that may negatively impact upon your ability to make a profit from this investment.
- We face intense competition, which puts us at a competitive disadvantage; if we are unable to overcome these competitive disadvantages we may never come profitable.
-     We have never paid dividends and you may never receive dividends.

4.     Use  of  Proceeds                                                 18
5.     Determination  of  Offering  Price                                18
6.     Dilution                                                          18
7.     Selling  Security  Holders                                        19
8.     Plan  of  Distribution                                            21
9.     Legal  Proceedings                                                22
10.     Directors, Executive Officers, Promoters and Control Management  23
11.     Security  Ownership  of Certain Beneficial Owners and Management 24
12.     Description  of  Securities                                      26
13.     Experts                                                          27
14.     Disclosure  of  Commission  Position  on  Indemnification
     for  Securities  Act  Liabilities                                   27
15.     Transactions  Within  Last  Five  Years                          27
16.     Description  of  Business                                        29
17.     Management's  Discussion  and  Analysis  or  Plan  of  Operation 57
18.     Description  of  Property                                        68
19.     Certain  Relationships  and  Related  Transactions               68
20.     Market  for  Common  Equity  and  Related  Stockholder  Matters  69
Executive  Compensation                                                  71
22.     Financial  Statements                                            72
23.     Changes  in  and  Disagreements  with  Accountants  on  Accounting
     and  Financial  Disclosure                                          88

Part  II  -  Information  Not  Required  in  Prospectus

24.     Indemnification                                                  89
25.     Other  Expenses  of  Issuance  and  Distribution                 89
26.     Recent  Sales  of  Unregistered  Securities                      89
27.     Exhibits                                                         90
28.     Undertakings                                                     90

ITEM  3.     SUMMARY  INFORMATION  AND  RISK  FACTORS

                               PROSPECTUS SUMMARY
THIS PROSPECTUS CONTAINS STATEMENTS ABOUT OUR FUTURE BUSINESS OPERATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM OUR ANTICIPATED FUTURE OPERATIONS, AS A RESULT OF MANY FACTORS, INCLUDING THOSE IDENTIFIED IN THE "RISK FACTORS" BEGINNING ON PAGE 9. THIS PROSPECTUS SUMMARY IS LIMITED TO HIGHLIGHTING THE MOST SIGNIFICANT ASPECTS OF THIS OFFERING. YOU SHOULD CAREFULLY READ ALL INFORMATION IN THE PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND THEIR EXPLANATORY NOTES, PRIOR TO MAKING AN INVESTMENT DECISION.

OUR COMPANY.
     We were incorporated in North Carolina on July 20, 1996 as Great Land Development Co to engage in the business of real estate development. We changed our name from Great Land Development Co to Xenicent, Inc. on November 8, 2000. We are currently engaged and plan to continue in the real estate development and real estate consulting business. Our executive offices are currently located at the residence of our President, Mr. Duane Bennett, at 10712 Old Wayside Rd.
Charlotte, North Carolina 28277.   Our telephone number is (704) 341-4444.  We
are authorized to issue common and preferred stock. Our total authorized common stock consists of 50,000,000 shares, with a par value of $.001 per share, of which 8,832,000 shares are issued and outstanding. Our total authorized preferred stock consists of 5,000,000 shares, with a par value of $.001 per share, of which no shares are issued and outstanding.

OUR BUSINESS.
     Since our inception as Great Land Development Co and later as Xenicent, Inc., we have been in the business of real estate development and real estate sales and real estate consulting services. We have had limited revenues of only
$322,974 and accumulated losses of $378,659   for the year ended December 31,
2000. In addition, as of December 31, 2000, we had available cash of only $44,729, which is insufficient to continue our operations; accordingly, we are dependent upon additional financing to conduct our operations over the next twelve months.

      As Great Land Development Co. and under our changed name to Xenicent we have attempted to provide consulting services to construction contractors and real estate investors in and around the Charlotte, North Carolina area; however, to date, we have entered into only one consulting agreement during February 1999 with Humphrey and Associates, LLC based out of Charlotte, North Carolina. Currently, we have no consulting contracts. Our current business plan also includes the purchase of tracts of land suitable for residential or commercial development and then subdividing those land tracts and attempting to resell them at a profit. To date, we have acquired only one 88-acre tract of land that we
acquired on or about February 13, 1998.   We subdivided the 88 acre land tract
into a 67 acre and 19 parcel we sold to Landcraft Properties, Inc. of Charlotte, North Carolina in February 1998 and March 2000, respectively and a 1.5 acre land tract with a private home that was sold to a private homeowner in June 1998. We have no remaining land inventory to sell and we have not identified any tracts of land for potential acquisition and sub-development. There are no assurances that we will be able to obtain applicable zoning and/or environmental permits necessary to make such development possible or economically feasible. In addition, there are no assurances that we will have sufficient funds available to purchase any tracts of land or to implement our business plan. We have not developed any marketing plans pertaining to our land development, real estate sales or real estate consulting business.

THE OFFERING.
     As of March 30, 2001, we had 8,832,000 shares of our common stock outstanding and no shares of our preferred stock outstanding. This offering is comprised of securities offered by selling security holders only. Although we have agreed to pay all offering expenses, we will not receive any proceeds from the sale of the securities. We anticipate offering expenses of approximately $40,000.

                         FINANCIAL SUMMARY INFORMATION.
                         ------------------------------

Because this is only a financial summary, it does not contain all the financial information that may be important to you. You should also read carefully all the information in this prospectus, including the financial statements and their explanatory notes.





                                           For the year ended    For the year ended
Statements of Operations. . . . . . . . .  December 31, 2000     December 31, 1999
-----------------------------------------  --------------------  --------------------
Revenues. . . . . . . . . . . . . . . . .  $           322,974   $           126,933
-----------------------------------------  --------------------  --------------------
Cost of Sales . . . . . . . . . . . . . .  $           253,260   $             2,210
-----------------------------------------  --------------------  --------------------
Gross profit. . . . . . . . . . . . . . .  $            69,714   $           124,723
-----------------------------------------  --------------------  --------------------
Operating expenses. . . . . . . . . . . .  $           461,509   $           103,740
-----------------------------------------  --------------------  --------------------
Income (loss) from operations . . . . . .            ($391,795)  $            20,983
-----------------------------------------  --------------------  --------------------
Other expense, net. . . . . . . . . . . .  $             1,365   $             8,310
-----------------------------------------  --------------------  --------------------
Net income (loss) . . . . . . . . . . . .            ($380,460)  $            (2,871)
-----------------------------------------  --------------------  --------------------
Net income (loss) per common share. . . .                ($.05)  Less than $.01
-----------------------------------------  --------------------  --------------------

                                           As of                 As of
Balance Sheets. . . . . . . . . . . . . .  December 31, 2000     December 31, 1999
-----------------------------------------  --------------------  --------------------
Available cash. . . . . . . . . . . . . .  $            44,729   $             4,795
-----------------------------------------  --------------------  --------------------
Total current assets. . . . . . . . . . .  $            57,429   $           221,283
-----------------------------------------  --------------------  --------------------
Other assets. . . . . . . . . . . . . . .  $             3,400   $             4,080
-----------------------------------------  --------------------  --------------------
Total Assets. . . . . . . . . . . . . . .  $            60,829   $           225,363
-----------------------------------------  --------------------  --------------------
Current liabilities . . . . . . . . . . .  $               -0-   $            15,544
-----------------------------------------  --------------------  --------------------
Due to stockholder/officer. . . . . . . .  $             7,196   $           127,976
-----------------------------------------  --------------------  --------------------
Total liabilities . . . . . . . . . . . .  $             7,196   $           143,520
-----------------------------------------  --------------------  --------------------
Stockholders equity (deficiency). . . . .  $            53,633   $            81,843
-----------------------------------------  --------------------  --------------------
Total liabilities and stockholder equity.  $            60,829   $           225,363
-----------------------------------------  --------------------  --------------------




                                  RISK FACTORS

AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. WE CANNOT ASSURE THAT WE WILL EVER GENERATE REVENUES, DEVELOP OPERATIONS, OR MAKE A PROFIT.

BECAUSE WE HAVE ONLY A LIMITED OPERATING HISTORY, YOU WILL HAVE NO ABILITY TO EVALUATE OUR BUSINESS PROSPECTS AND STRATEGIES.
     Although we have been in existence as Great Land Development Co and later as Xenicent, Inc. since July 1996, we have a limited history of actually conducting real estate acquisition and development activities or providing real estate consulting services. We have had limited revenues of $322,974 and accumulated losses of $380,460 for the year ended December 31, 2000. To date, we have acquired only one tract of land in February of 1998 consisting of approximately 88 acres. We sub-divided this land into three parcels of 67 acres, 19 acres and a 1.5-acre parcel with an existing home. We sold the 67-acre parcel in February 1998, the 1.5-acre parcel/home in June 1998, and the 19-acre parcel in March 2000. Our consulting services have consisted of only one consulting verbal agreement with Humphrey and Associates located in Charlotte, North Carolina, in which we rendered real estate consulting services. We now have resources of only $57,429 of assets, only $44,729 of which is cash as of December 31, 2000 which is insufficient to successfully execute our business plan. We have only limited revenues and no other established funding sources. We are still in our developmental stages and we will require significant expenses to develop our real estate business and future losses are likely before our operations become profitable. You should be aware of the risks and difficulties that we may encounter in our business, including unanticipated development expenses and other costs that may exceed our current estimates. There can be no assurance given that we will be able to generate revenues or otherwise obtain funds to adequately conduct our operations. Moreover, there are no assurances that we will be successful in our business plans or that we will operate profitably. Accordingly, you have no basis upon which to judge our ability to develop our business and you will be unable to forecast our future growth.

IF WE ARE UNSUCCESSFUL IN OBTAINING MATERIAL CONTRACTS WE WILL BE UNABLE TO DEVELOP OUR OPERATIONS
     We have no contracts or prospective contracts that will assist us in obtaining, developing and/or reselling any residential or commercial real estate. We have not identified any properties that are suitable for acquisition, sub-development and resale. We have no contracts pending for the acquisition, development or resale of any specific property. We have not placed any funds on deposit to purchase any property, or develop or subdivide any property. Accordingly, we must rely solely upon our own efforts to resell any residential or commercial real estate. Because we currently rely upon our president to conduct all aspects of our business, including resale of residential or commercial real estate, if our resources are insufficient and we do not secure outside contracts we will be unable to develop our operations.




BECAUSE OUR FINANCIAL CONDITION IS POOR WE MAY BE UNABLE TO ADEQUATELY DEVELOP OUR OPERATIONS, AND OUR LOSSES MAY ACCUMULATE.
     Because we have only a limited operating history, assets, and revenue sources, we may not adequately develop our operations. Although we generated revenues and a profit during our last two fiscal years, we have generated losses totaling $380,460 for the year ended December 31, 2000. These losses were primarily due to $102,000 of consulting fees paid to ABC Realty Company, a private company that is wholly owned by Duane Bennett, our President, $37,000 of consulting fees paid to Greentree Financial Services, Inc. and $15,500 of legal fees paid to a law firm for their legal services in connection with this registration statement. As a result of these losses, as of December 31, 2000, we had an accumulated deficit in retained earnings of approximately $378,659 and total assets of only $57,429 with which to operate. We anticipate that we will experience continued financial difficulties without an immediate infusion of capital. Moreover, we may be unable to operate profitably, even if we obtain immediate funding or further develop our operations or increase our revenues. Our poor financial condition could adversely affect our ability to acquire, develop, sub-divide and resell residential and/or commercial properties in a timely fashion. Accordingly, we may experience future losses if we are unable to adequately develop our operations.

OUR MANAGEMENT LACKS RELEVANT EXPERIENCE IN OUR REAL ESTATE DEVELOPMENT ACTIVITIES; IF WE FAIL TO OBTAIN THE SERVICES OF THIRD PARTY PROFESSIONALS, OUR PROJECTS MAY BE UNPROFITABLE AND NEGATIVELY AFFECT THE VALUE OF YOUR INVESTMENT Although our president has real estate experience, his real estate activities for the past five years have been limited to only acquiring one tract of land that was subdivided into three land tracts and then resold. In order to conduct successful operations we must develop the ability to conduct expanded operations. With the current composition of our management consisting of only our president's efforts, we may be unable to expand our operations without the assistance of third party real estate professionals who can assist us in our real estate projects. If we are unable to obtain the services of third party real estate professionals, our projects may be unprofitable and negatively affect the value of your investment.

OUR MANAGEMENT HAS A HISTORY OF FINANCIAL FAILURE, WHICH MAY BE AN INDICATION OF OUR FUTURE FINANCIAL RESULTS AND THE VALUE OF YOUR INVESTMENT IN OUR COMMON STOCK BEING NEGATIVELY AFFECTED
     From 1997 to 2001, our president was the sole owner, president, and chief executive officer of ABC Realty, Inc., a licensed real estate brokerage company in the business of buying and selling residential properties within the Charlotte, North Carolina area. ABC Realty, Inc. had no activity during 1997 and 1998 and had profits of only $19,451 in 1999 and only $65,105 in 2000.

     From 1999 to 2000, Mr. Bennett was the sole owner, president, and chief executive officer of Internet Funding Corp., which was created to assist early stage Internet companies within the Charlotte, North Carolina area with developing their operations and seeking financing. Internet Funding Corp. did not locate such companies and did not have any revenues or operations.

     Our president also operated Premier Builders and Developers in Charlotte, North Carolina from 1995 to 1996. This company developed land within the Charlotte, North Carolina area. In 1995 and 1996, Premier Builders and Developers had no revenues and had losses of $21,605 and $14,935, respectively. Our president was the sole owner, president and chief executive officer of Goodex, Inc. from 1991 to 1996. Goodex, Inc. was involved in the business of buying, selling and renovating homes in the Springfield, Massachusetts area, and had operating losses under $21,600 each year from 1991 to 1993 and operating profits under $11,000 each year from 1994 to 1996, as follows:

-     1991 - $1,560  of  losses
-     1992 - $5,391 of losses
-     1993 - $21,526 of losses
-     1994 - $6,951 of profits
-     1995 - $10,841 of profits
-     1996 - $3,350 of profits

     From 1991 until 1995, Mr. Bennett was also the chief executive officer and president of Bennett International Businesses, a private company that explored investment opportunities in China, Mexico, South Africa and Chile. Bennett International Businesses did not locate any such investment opportunities, nor did it have any revenues or material operations.

     For information pertaining to the challenges and adverse conditions our president faced with his real estate businesses, please see Management's Discussion and Analysis under "Information on Previously Owned Companies of Mr. Bennett" beginning on page 65.

     If our managements' past financial performance is in indication of our future results, your investment in our common stock will be negatively impacted.

WE DO NOT HAVE ANY PROPERTIES THAT WE ARE PRESENTLY CONSIDERING OR NEGOTIATING TO PURCHASE; ACCORDINGLY, YOU WILL BE UNABLE TO EVALUATE OUR SPECIFIC REAL ESTATE INVESTMENTS OR PROPERTIES, INCLUDING THE ECONOMIC MERITS OF ANY REAL ESTATE PURCHASES OR SALES OR DEVELOPMENT THAT WE CONSIDER OR UNDERTAKE.
     We do not now have any real estate land parcels or properties that we are now considering for purchase. We have not undertaken any negotiations to purchase any properties. Because you will not have available any information or data pertaining to any of our prospective real estate purchases, you will not have the opportunity to evaluate our specific real estate properties or real estate investments, including the economic merits of our prospective property acquisitions, sales or development.

OUR OPERATIONS MAY INVOLVE SUBSTANTIAL DELAYS IN OUR LAND INVESTMENT OR DEVELOPMENT.
     We are not now negotiating for the purchase of land tracts for resale or development. We intend to begin targeting additional tracts of land and negotiating for their purchase during the second quarter of 2001. However, there are no assurances that we will locate land suitable for investment purposes or that our negotiations will culminate in a land purchase and/or resale. Because we cannot predict when our land purchases and/or re-sales will occur, there may be substantial delays in our operations.

OUR REAL ESTATE BUSINESS INVOLVES HIGHLY LEVERAGED REAL ESTATE INVESTMENTS THAT SUBJECT US TO DEBT RISKS AND FORFEITURE OF OUR PROPERTIES.
     We are involved in real estate investments that involve our acquisition of property on a highly leveraged basis. We do not have adequate financial resources to fund our real estate investments; accordingly, we are dependent upon outside sources of financing for our acquisition of land parcels that will result in our assuming a high level of debt. Although we plan to sell the parcels to builders and possibly others within several months after our purchase, there are no assurances that we will be successful in doing so. Accordingly, we may incur a monthly debt service that substantially exceeds our revenues. If we seek refinancing or other debt to cover our monthly debt service, our debt obligations will increase. In addition, if we are unable to continually service our debt, we face the risks that we will have to sell our properties prematurely to repay our debt or foreclosure upon our properties.

OUR REAL ESTATE PROJECTS WILL BE SUBJECT TO VARIOUS REAL ESTATE RISKS THAT MAY CAUSE SUBSTANTIAL DELAYS IN OUR REAL ESTATE DEVELOPMENT OR LEAD TO SUBSTANTIAL LOSSES.
     We are subject to various risks that may cause substantial delays in our real estate operations or lead to substantial losses, as follows:
- Our cash flow is uncertain to meet fixed and maturing obligations, including substantial commitments to financial institutions for our mortgage debt. Because our operations are limited as well as our cash resources and there is uncertainty when we will receive additional funds from financing, revenues or other means, it is uncertain whether our cash flow will be sufficient to meet our obligations.
- Adverse local real estate conditions may cause a decline in our real estate operations. Our operations are now localized to the North Carolina area; if adverse economic conditions should occur in this area, the North Carolina real estate market will be adversely affected as well as our operations.
- We do not carry insurance protection for uninsured losses due to property damage or natural disasters. If destruction or damage should occur to our properties or developments and we are uninsured for such losses, our losses will accumulate rapidly.

WE ARE SUBJECT TO ENVIRONMENTAL REGULATIONS THAT MAY LEAD TO INCREASED REGULATION COSTS.
     We are subject to substantial regulation that may involve additional costs to conduct our business. One of our greatest potential costs would be environmental compliance with the regulations of the U.S. Environmental Protection Agency and applicable state environmental agencies. For instance we are subject to regulations pertaining to whether there are any rare species, environmental hazards or environmental wetlands at or in close proximity to a land purchase or prospective land purchase. If any of those conditions are detected a builder and/or developer must submit to the U.S. Environmental Protection Agency and the applicable state environmental agency, a permit form along with detailed surveys and maps indicating the potential impact of this condition. The U.S. Environmental Protection Agency and the applicable state environmental agency either issue an approval permit permitting further development to proceed with the property or a denial letter prohibiting further development. If development proceeds even though a denial letter was issued, we may be subject to a lawsuit and damages by the federal and state government and may be ordered to restore or repair the property to its original state.

     We may be subjected to environmental liability if we fail to comply with various state and federal environmental regulations. In addition, our operating costs may experience substantial increases as a result of new and stricter environmental laws, ordinances and regulations. Under local, state and federal laws we may become liable for the costs of removal or remediation of hazardous or toxic substances from our properties. Many of these laws impose liability either for a knowing violation or a violation resulting from recklessness. In addition, the presence of such substances or our failure to remove them, may affect our ability to borrow funds for the acquisition of properties.

IF OUR COMMON STOCK BECOMES TRADABLE ON THE OVER-THE-COUNTER BULLETIN BOARD, SALES OF OUR COMMON STOCK BY SELLING SHAREHOLDERS AND/OR OUR PRINCIPAL SHAREHOLDERS COULD AFFECT THE LEVEL OF PUBLIC INTEREST IN OUR COMMON STOCK AS WELL AS ITS VALUE.
     By our filing of this registration statement, we are attempting to register 832,000 shares of our common stock held by the selling shareholders. If this registration statement is declared effective, the selling shareholders will be able to sell their shares at negotiated prices. If our common stock becomes tradable on the Over the Counter Bulletin Board, prospective purchasers will be able to purchase our common stock in the open market. Our selling shareholders will be able to sell their shares on the open market. In addition, because our principal stockholders, Duane Bennett, Sharon Bennett and their minor children, own approximately 91% of our common stock they may dispose of a substantial percentage of their stock subject to Rule 144 trading volume limitations. If substantial amounts of any of these shares are sold there may be downward price pressures on our common stock price, causing the market price of our common stock to decrease in value. In addition, this selling activity could:
o     Decrease the level of public interest in our common stock;
o Inhibit buying activity that might otherwise help support the market price of our common stock; and
o     Prevent possible upward price movements in our common stock.

THERE IS NO TRADING MARKET FOR OUR SHARES OF COMMON STOCK AND YOU MAY BE UNABLE TO SELL YOUR INVESTMENT QUICKLY OR AT ALL
     Investors should be aware of the long-term nature of, and the lack of liquidity of an investment in our common stock. Our common stock is not registered under the Securities Act of 1933 or under any applicable state securities laws. The securities must be acquired for investment purposes only and not with a view to resell or distribute to others. While we are registering the shares of selling security holders in this registration statement, there can be no assurance that the Securities and Exchange Commission will declare our registration statement effective.

     There is not, and has never has been a market for our securities. There is no established public trading market or market maker for our securities. There can be no assurance that a trading market for our common stock will be established or that, if established, a market will be sustained.

     A market maker sponsoring a company's securities is required to obtain a listing of the securities on any of the public trading markets, including the Over the Counter Bulletin Board. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the Over the Counter Bulletin Board.

     Over the Counter Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange.Instead, Over the Counter Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange. Accordingly, you may be unable to sell your securities.

BECAUSE OUR STOCK IS CONSIDERED A PENNY STOCK ANY INVESTMENT IN OUR STOCK IS CONSIDERED TO BE A HIGH-RISK INVESTMENT AND IS SUBJECT TO RESTRICTIONS ON MARKETABILITY
     Our Shares are "penny stocks" within the definition of that term as contained in the Securities Exchange Act of 1934, generally equity securities with a price of less than $5.00. Our shares will then be subject to rules that impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving a penny stock.

     Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current bid and offer quotations for the securities. In addition a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks. As a result of these regulations, the ability of broker-dealers to sell our stock may affect the ability of selling security holders or other holders to sell their shares in the secondary market. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

     These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. These additional sales practice and disclosure requirements could impede the sale of the Company's securities, if our securities become publicly traded. In addition, the liquidity for the Company's securities may be adversely affected, with concomitant adverse affects on the price of the Company's securities. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

WE WILL RELY UPON THIRD PARTIES TO EXECUTE ESSENTIAL COMPONENTS OF OUR REAL ESTATE DEVELOPMENT AND CONSULTING SERVICES; ANY FAILURES ON THE PART OF OUR THIRD PARTIES PROVIDING THESE SERVICES OR OUR FAILURE TO HIRE THIRD PARTIES MAY NEGATIVELY IMPACT OUR OPERATIONS
     Duane Bennett, our only full time employee, has limited expertise in evaluating the potential use and value of real estate. Accordingly, we intend to rely on other third parties, including subcontractors, engineers, real estate brokers and other developers to evaluate the investment utility and use of subdivided parcels of land. Our current and future success regarding the various components of our real estate development and consulting services depends on the abilities of our third party providers to provide these services as well as our ability to identify highly skilled personnel and secure contracts for their services. Competition for such employees is intense. There are no assurances that we will be able to locate such available subcontractors, engineers, real estate brokers and/or developers, or that we will be able to hire them at favorable rates. Accordingly, any failures on the part of our third party providers to provide our services or our failure to hire third parties, may negatively impact our operations.

OUR DEPENDENCE UPON THIRD PARTIES FOR OUR LAND DEVELOPMENT AND REAL ESTATE CONSULTING SERVICES MAY LEAD TO CONFLICTS OF INTEREST
      The third party professionals that we hire for our real estate development and consulting services may have a conflict of interest with us, or compete with us for the same properties we seek to acquire and develop. There are no assurances that these conflicts will be resolved in our favor. We have not formulated a policy to resolve such conflicts. If we are unable to resolve such conflicts or otherwise hire third parties to assist in our operations, our financial condition and operations may be negatively impacted.

OUR LACK OF AN ESTABLISHED BRAND NAME COULD NEGATIVELY IMPACT OUR ABILITY TO EFFECTIVELY COMPETE IN THE REAL ESTATE MARKET.
     We do not have an established brand name or reputation to successfully develop real estate projects. Thus, we may have difficulty effectively competing with companies that have greater resources and name recognition than we do. Presently, we have no patents, copyrights, trademarks and/or service marks that would protect our brand name or our proprietary information, nor do we have any current plans to file applications for such rights. Our inability to promote and/or protect our brand name may have an adverse effect on our ability to compete effectively in the real estate development and resale industry.

WE HAVE SUBSTANTIAL NEAR-TERM CAPITAL NEEDS; WE MAY BE UNABLE TO OBTAIN THE ADDITIONAL FUNDING NEEDED TO ENABLE US TO OPERATE PROFITABLY IN THE FUTURE.
     We will require additional funding over the next twelve months to develop our business. Our capital requirements will depend on many factors including, but not limited to, the timely location of suitable properties to acquire and sub-divide, the willingness of sellers to assist us with financing, and the timing and amount of our marketing expenditures. Presently, we have only limited amounts of liquid assets with which to pay our expenses. We do not have sufficient liquid assets to purchase any properties. Accordingly, we will seek outside sources of capital such as conventional bank financing; however, there can be no assurance that additional capital will be available on favorable terms to us. If adequate funds are not available, we may be required to curtail operations or to obtain funds by entering into collaboration agreements on unattractive terms.

     In addition, we have no credit facility or other committed sources of capital. We may be unable to establish credit arrangements on satisfactory terms. If capital resources are insufficient to meet our future capital requirements, we may have to raise funds to continue development of our operations. To the extent that additional capital is raised through the sale of equity and/or convertible debt securities, the issuance of such securities could result in dilution to our shareholders and/or increased debt service commitments. If adequate funds are not available, we may be unable to sufficiently develop our operations to become profitable.

BECAUSE OUR MANAGEMENT HAS LIMITED EXPERIENCE IN SELECTING REAL ESTATE FOR DEVELOPMENT AND RESALE, WE MAY PURCHASE A PROPERTY THAT IS ECONOMICALLY UNSUITABLE AND/OR REQUIRES EXTENSIVE PREPARATION FOR RESALE.
     Our management has only successfully purchased one tract of land that was subdivided into three tracts of land and then resold. As a result, we do not have substantial experience in selecting properties for acquisition, development and resale. Because of our limited experience, we may unknowingly and unintentionally purchase a tract of land that cannot be economically developed for resale. For example, we may unknowingly purchase a property that contains hazardous waste materials that must be properly disposed of, and which will require compliance with environmental or other government regulations before the property may be developed and resold. The cost involved with preparing such a property for resale may make the overall project unprofitable.

OUR PRINCIPAL STOCKHOLDERS CONTROL OUR BUSINESS AFFAIRS IN WHICH CASE YOU WILL HAVE LITTLE OR NO PARTICIPATION IN OUR BUSINESS AFFAIRS.
     Currently, our principal stockholders, Duane Bennett, Sharon Bennett and their minor children, collectively own approximately 91% of our common stock.
As a result, they will have significant influence over all matters requiring approval by our stockholders without the approval of minority stockholders. In addition, they will be able to elect all of the members of our Board of Directors, which will allow them to significantly control our affairs and management. They will also be able to affect most corporate matters requiring stockholder approval by written consent, without the need for a duly noticed and duly-held meeting of stockholders. Accordingly, you will be limited in your ability to affect change in how we conduct our business.

IF WE LOSE THE SERVICES OF OUR PRESIDENT, OUR BUSINESS MAY BE IMPAIRED.
     Our success is heavily dependent upon the continued active participation of our president, Duane Bennett. Mr. Bennett has twenty years of experience in the real estate business selling, buying and renovating multifamily homes in the Springfield, Massachusetts's area and land development and buying and selling real estate in the North Carolina area. The loss of Mr. Bennett's services could have a material adverse effect upon the development of our business. We do not maintain "key person" life insurance on Mr. Bennett. We do not have a written employment agreement with Mr. Bennett. There can be no assurance that we will be able to recruit or retain other qualified personnel, should it be necessary to do so.

WE DO NOT HAVE ANY PLANS TO HIRE ADDITIONAL PERSONNEL, WHICH MAY CAUSE SUBSTANTIAL DELAYS IN OUR OPERATIONS
     Although we plan to expand our business and operations, we have no plans to hire additional personnel. As we expand our business there will be additional strains on our operations due to increased cost. In addition, there may be additional demand for our services. We now only have the services of our president to accomplish our current business and our planned expansion. If our growth outpaces his ability to provide services and we do not hire additional personnel it may cause substantial delays in our operations.

OUR OPERATIONS ARE SUBJECT TO POSSIBLE CONFLICTS OF INTEREST THAT MAY NEGATIVELY IMPACT UPON YOUR ABILITY TO MAKE A PROFIT FROM THIS INVESTMENT.
     Our officers and directors are involved in other business activities and may, in the future become involved in other business opportunities that may affect our potential profitability. If a business opportunity becomes available, our officers and directors may face a conflict in selecting between us and their other business interests. We have not formulated a policy for the resolution of such conflicts. We have previously entered into transactions and may do so in the future with our officers, directors, and shareholders, or companies under their control. For example, our president, Mr. Duane Bennett, owns 100% of the common stock of ABC Realty, Co., a licensed real estate broker that provides management/consulting services to us. ABC Realty, Co. provides us with management and consulting services in accordance with a February 2000 written agreement we have with ABC Realty. As of March 20, 2000, we paid a total of approximately $102,000.00 to ABC Realty, Co., for management and consulting services provided to us during 2000. ABC Realty did not provide any services to us prior to 2000 and is not currently providing any services to us. However, future transactions or arrangements between or among our officers, directors and shareholders, and companies they control, may result in conflicts of interest, which may have an adverse effect on our operations and financial condition.

WE FACE INTENSE COMPETITION, WHICH PUTS US AT A COMPETITIVE DISADVANTAGE; IF WE ARE UNABLE TO OVERCOME THESE COMPETITIVE DISADVANTAGES WE MAY NEVER BECOME PROFITABLE.
     We will face intense competition from companies engaged in similar businesses. We will compete with numerous companies that seek to acquire and resell real estate both over the Internet and via traditional forms of business. We anticipate that competition will intensify within Internet distribution channels, which we do not utilize. Many of our competitors have significantly greater customer bases, operating histories, financial, technical, personnel and other resources than we do, and may have established reputations for success in the real estate industry. Our ability to compete will depend on our ability to continually locate and develop suitable real estate projects. There can be no assurance that we will be able to compete effectively in the highly competitive real estate industry. As a response to changes in the competitive environment, we may from time to time make certain service, marketing or supply decisions or acquisitions that could negatively impact our operations and financial condition.

WE HAVE NEVER PAID DIVIDENDS AND YOU MAY NEVER RECEIVE DIVIDENDS.
     We have never paid dividends nor do we anticipate the declaration or payments of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be at the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Future dividends may also be affected by covenants contained in loan or other financing documents, which may be executed by us in the future. Therefore, there can be no assurance that cash dividends of any kind will ever be paid.

ITEM 4.     USE OF PROCEEDS

     Not Applicable. We will not receive any proceeds from the sale of the securities by the selling security holders.

ITEM 5.     DETERMINATION OF OFFERING PRICE

     Not Applicable. The selling security holders will be able to determine the price at which they sell their securities.

ITEM 6.     DILUTION

     Not Applicable. We are not registering any shares in this registration statement. All shares are being registered by selling security holders.

ITEM 7.     SELLING SECURITY HOLDERS

     The selling security holders named below are selling the securities covered by this prospectus. None of the selling security holders named below are registered securities broker-dealers or affiliates of broker-dealers. The table indicates that all the securities will be available for resale after the offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities covered by this prospectus.



                     Amount Owned   Percent Owned
                     Relationship   Prior to       Amount To Be  Amount Owned     Before/After
Name. . . . . . . .  With Issuer    Offering       Registered    After Offering   Offering
-------------------  -------------  -------------  ------------  ---------------  -----------------
Abraham, Benjamin .  None                  50,000        50,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Beeman, Judith. . .  None                   1,000         1,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Berger, John. . . .  None                   1,000         1,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Carabase, George
 Jr.. . . . . . . .  None                  10,000        10,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Carabase, George
 Sr.. . . . . . . .  None                  10,000        10,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Robert C
 . Cottone(1). . . .  Consultant           512,500       512,500                0  5.8%/Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Craver, James H.. .  None                   1,000         1,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Davis, Robert . . .  None                   1,000         1,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Friedman, B.
 Michael. . . . . .  None                     500           500                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Brenda Hamilton . .  Legal Counsel         75,000        75,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Hazel, Jill . . . .  None                   1,000         1,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Kapino, Karol M.. .  None                   8,000         8,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Lagrotteria, Ann
 Marie. . . . . . .  None                   2,000         2,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Langer, Jean. . . .  None                   4,000         4,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Langer, Michael . .  None                   4,000         4,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
LeBlanc, Mark
A.. . . . . . . . .  None                   4,000         4,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Lessard, James
R.. . . . . . . . .  None                   2,000         2,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Lessard, Lucile . .  None                   1,000         1,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Lessard, Mark . . .  None                   1,000         1,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Lessard, Paul D.. .  None                   1,000         1,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Lessard, Thomas
 J. . . . . . . . .  None                     500           500                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Litton, Robert B
 . Jr. . . . . . . .  None                  10,000        10,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
McCarron,
 Daniel . . . . . .  None                   2,000         2,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Medlin, Cecil R.. .  None                  50,000        50,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Miller, Stephanie
 A. . . . . . . . .  None                   1,000         1,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Motaleb, Mosen. . .  None                   1,000         1,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Nadolny, Edward
 W. & Elizabeth A..  None                   1,000         1,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Nadolny, Stanley. .  None                  12,000        12,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Nadolny,
Stephen A &
Sherryll R. . . . .  None                   5,000         5,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Polci, Keith. . . .  None                   4,000         4,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Rigsby, Jerry . . .  None                   1,000         1,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Rovegno, Robert
 G. . . . . . . . .  None                   1,000         1,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Samiy, Nasrollah. .  None                     500           500                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Sawka, Alex . . . .  None                  10,000        10,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Sawka, Alex K.. . .  None                   1,000         1,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Sawka, Michael
 S. . . . . . . . .  None                   1,000         1,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Sochacki, Paul J. .  None                   1,000         1,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Stellhorn, James
H.. . . . . . . . .  None                   1,000         1,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Stevenson,
 Jonathan . . . . .  None                   2,000         2,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Tamaren
 Michael D. . . . .  None                   4,000         4,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Tammaro,
 Angelo . . . . . .  None                  10,000        10,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Tennyson,
 Jeffrey G. . . . .  None                   1,000         1,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Toomey, William
 D. . . . . . . . .  None                  11,000        11,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Williams, Steven
M.. . . . . . . . .  None                  10,000        10,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
Wisneski, Mary
 Ellen. . . . . . .  None                   1,000         1,000                0  Less than 1%
-------------------  -------------  -------------  ------------  ---------------  -----------------
                                                                                   9.4%/less
TOTALS. . . . . . .                       832,000       832,000                0   than 1%
-------------------  -------------  -------------  ------------  ---------------

(1)
Robert C. Cottone and Michael Bongiovanni are the owners of Greentree Financial
Services, Inc.  Mr. Cottone is the son of Mr. Bongiovanni.  Greentree Financial
Services, Inc. received the 512,500 shares of our common stock being registered in the name of Robert C. Cottone for consulting services that consist of assisting in the preparation of this Form SB-2 registration statement, compliance with state Blue Sky regulations, selection of an independent transfer agent and Edger services.





     We intend to seek qualification for sale of the securities in those states where the securities will be offered. That qualification is necessary to resell the securities in the public market and only if the securities are qualified for sale or are exempt from qualification in the states in which the selling shareholders or proposed purchasers reside. We intend to seek qualification or exemptions for trading in every state; however, there is no assurance that the states in which we seek qualification or exemption will approve of the security re-sales. Should we not obtain exemptions or qualification in these states you will be unable to resell your shares.

ITEM 8.     PLAN OF DISTRIBUTION

     Our selling shareholders are offering 832,000 shares of our common stock. We will not receive any proceeds from the sale of the shares by the selling shareholders. The securities offered by this prospectus may be sold by the selling security holders or by those to whom such shares are transferred. We are not aware of any underwriting arrangements that have been entered into by the selling security holders. The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as principals in the resale of these securities.

     Any of the selling security holders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on our behalf. For instance, an illegal distribution may occur if any of the selling security holders provide us with cash proceeds from their sales of the securities. If any of the selling shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

     In addition, the selling security holders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

     The selling security holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling security holders, the pledgee in such loan transaction would have the same rights of sale as the selling security holders under this prospectus. The selling security holders also may enter into exchange traded listed option transactions that require the delivery of the securities listed under this prospectus. The selling security holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling security holders under this prospectus.

     In addition to, and without limiting, the foregoing, each of the selling security holders and any other person participating in a distribution will be affected by the applicable provisions of the Securities and Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling security holders or any such other person. Specifically, Regulation M prohibits an issuer, selling security holders or affiliated purchaser other than in an excepted security or activity, to bid for, purchase, or attempt to induce any person to bid for or purchase, a covered security during the applicable restrictive period. The restrictive period for our securities being registered begins on the later of five business days prior to the determination of the offering price or such time that a person becomes a distribution participant, and ends upon such person's completion of participation in the distribution. Distribution is defined under Regulation M as meaning an offering of securities, whether or not subject to registration under the Securities Act of 1933, that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods. Distribution participant is defined under Regulation M as meaning an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or is participating in a distribution.
     There can be no assurances that the selling security holders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Securities and Exchange Act of 1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

     All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the selling security holders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling security holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the selling security holders.

ITEM 9.     LEGAL PROCEEDINGS

     We are not aware of any pending or threatened legal proceedings, in which we are involved.
In addition, we are not aware of any pending or threatened legal proceedings in which entities affiliated with our officers, directors or beneficial owners are involved.

ITEM 10.     DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Directors and Executive Officers.
     Our Bylaws provide that we must have at least 1 director. Each director will serve until our next annual shareholder meeting, to be held sixty days after the close of the fiscal year, or until a successor is elected who accepts the position. Directors are elected for one-year terms. Our officers may be elected by our Board of Directors at any regular or special meeting of the Board of Directors.

Vacancies may be filled by a majority vote of the remaining directors then in office. Our directors and executive officers are as follows:



Name . . . . .  Age  Position
--------------  ---  ---------------------------
Duane Bennett.  42  President and Director
--------------  ---  ---------------------------
Sharon Bennett  43  Vice President and Director
--------------  ---  ---------------------------



     Duane Bennett has been our President and a Director since our inception in July 1996. Mr. Bennett will serve as a director until our next annual shareholder meeting, or until a successor is elected who accepts the position.

     Mr. Bennett's experience in the real estate industry and otherwise over the last ten years has consisted of the following:

     From 1997 to 2001, Mr. Bennett was the sole owner, president, and chief executive officer of ABC Realty, Inc., a licensed real estate brokerage company in the business of buying and selling residential properties within the Charlotte, North Carolina area. ABC Realty was incorporated in North Carolina on February 12, 1997. ABC Realty had no activity during 1997 and 1998 and had profits of $19,451 and $65,105 in 1999 and 2000, respectively. ABC Realty has had no employees, other than Mr. Bennett, since its inception.
     From 1999 to 2000, Mr. Bennett was the sole owner, president, and chief executive officer of Internet Funding Corp., which was incorporated in North Carolina on September 14, 1999. Internet Funding sought to develop the operations of and arrange capital financing for development stage Internet companies within the Charlotte, North Carolina area. Internet Funding failed to locate any companies that needed its services and had no revenues or operations. Internet Funding had no employees other than Mr. Bennett.

     From 1991 until 1995, Mr. Bennett was also the chief executive officer and president of Bennett International Businesses, a sole proprietorship owned by Mr. Bennett and based in Charlotte, North Carolina. Bennett International Businesses explored investment opportunities in China, Mexico, South Africa and Chile. Bennett International Businesses failed to locate any investment opportunities and had no revenues or material operations. Bennett International Businesses had no other employees other than Mr. Bennett.

     From 1995 to 1996, Mr. Bennett also operated Premier Builders and Developers in Charlotte, North Carolina. Premier Builders was incorporated in North Carolina on January 1, 1995. This company developed land within the Charlotte, North Carolina area. Premier Builders and Developers had no revenues for 1995 and 1996 and had expenses and related losses of $21,605 and $14,935, respectively.

     Sharon Bennett has been our Vice President and a director since our inception in 1996. Ms. Bennett will serve as a director until our next annual shareholder meeting, or until a successor is elected who accepts the position. Ms. Bennett has no prior business or real estate or employment experience. Ms. Bennett is the wife of our President, Duane Bennett.

Significant Employees.
     Other than those persons mentioned above, we have no significant employees.

Family Relationships.
     Duane Bennett, our President, and Sharon Bennett, our Vice President, are husband and wife.
There are no other family relationships.

Legal Proceedings.
     No officer, director, or persons nominated for such positions and no promoter or significant employee of our Company has been involved in legal proceedings that would be material to an evaluation of our management.

ITEM 11.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth the ownership, as of March 30, 2001, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors, by all executive officers and our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Security  Ownership  of  Certain  Beneficial  Owners  (1)(2)






Title of Class. . . . . .  Name and Address              # of Shares  Nature of Ownership  Current % Owned
-------------------------  ----------------------------  -----------  -------------------  ----------------
                           Duane Bennett
                           10712 Old Wayside Rd.,
Common. . . . . . . . . .  Charlotte, N.C.  23277          2,000,000  Direct                          22.6%
-------------------------  ----------------------------  -----------  -------------------  ----------------
                           Duane Bennett
                           10712 Old Wayside Rd.,
Common. . . . . . . . . .  Charlotte, N.C.  23277          4,000,000  Indirect                        45.3%
-------------------------  ----------------------------  -----------  -------------------  ----------------
                           Sharon Bennett
                           10712 Old Wayside Rd.,
Common. . . . . . . . . .  Charlotte, N.C.  23277          2,000,000  Direct                          22.6%
-------------------------  ----------------------------  -----------  -------------------  ----------------
                           Greentree Financial Services
                           Corp.(3)
                           1000 West McNab Road, Ste 107
Common. . . . . . . . . .  Pompano Beach, Florida 33069      512,500  Direct                           5.8%
-------------------------  ----------------------------  -----------  -------------------  ----------------




Security  Ownership  of  Officers  and  Directors  (1)(2).




Title of Class  Name and Address                                  # of Shares  Nature of Ownership   Current % Owned
--------------  ------------------------------------------------  -----------  --------------------  ----------------
Common . . . .  Duane Bennett                                       2,000,000  Direct                          22.6 %
--------------  ------------------------------------------------  -----------  --------------------  ----------------
Common . . . .  Duane Bennett                                       4,000,000  Indirect                         45.3%
--------------  ------------------------------------------------  -----------  --------------------  ----------------
Common . . . .  Sharon Bennett                                      2,000,000  Direct                           22.6%
--------------  ------------------------------------------------  -----------  --------------------  ----------------
Common . . . .  All Officers and Directors as a Group (1)(2)        8,000,000  Direct                           90.5%
--------------  ------------------------------------------------  -----------  --------------------  ----------------


(1)Pursuant to Rule 13-d-3 under the Securities Exchange Act of 1934,as amended beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, rights would be affected by unity property laws.
(2) This table is based upon information obtained from our stock records.
Unless otherwise indicated in the footnotes to the above tables and subject to community property laws where applicable, we believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.
(3) Greentree Financial Services Corp., a privately held Florida Corporation, is owned by Robert C. Cottone and Michael Bongiovanni. Mr. Cottone is the son of Mr. Bongiovanni.



Changes  in  Control.
     There are currently no arrangements, which would result in a change in our control.

ITEM 12.     DESCRIPTION OF SECURITIES

     The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK.
     We are authorized to issue 50,000,000 shares of common stock, with a par value of $.001 per share. As of December 15, 2000, there were 8,832,000 common shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

VOTING RIGHTS.
     Each share of common stock entitles the holder to one vote at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

MISCELLANEOUS RIGHTS AND PROVISIONS.
     Holders of common stock have no preemptive or other subscription rights, conversion rights, or redemption provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.



PREFERRED STOCK.
     We are authorized to issue 5,000,000 shares of Preferred Stock, with a par value of $.001 per share. As of March 30, 2000, there were no shares of preferred stock issued and outstanding. The preferences, limitations and relative rights of the preferred shares are to be determined by our Board of Directors prior to issuance of any shares of preferred stock.

     There is no other material rights of the common or preferred shareholders not included herein. There is no provision in our charter or by-laws that would delay, defer or prevent a change in our control.

DEBT SECURITIES.
     We have not issued any debt securities.

ITEM  13.     INTEREST  OF  EXPERTS  AND  COUNSEL

     Our Financial Statements for the years ended December 31, 2000 and 1999, have been included in this prospectus in reliance upon Perrella & Associates, P.A., independent Certified Public Accountants, as experts in accounting and auditing.

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issues.

ITEM 15.     TRANSACTIONS WITHIN LAST FIVE YEARS

     On July 30, 1996 we issued 100 shares of our common stock to Duane Bennett, our president, in connection with his services connected to our formation.

 On June 30, 2000 we declared a forward stock split in the form of a stock dividend in the ratio of 80,000 for 1 of our common shares. As a result, Mr. Bennett's 100 shares were exchanged for 8,000,000 of our common shares.

     On about February 15, 1998 we borrowed a total of $191,449 from Mr. Bennett in order to purchase an 88-acre parcel of property in North Carolina from Ketchie Park Properties, a Limited Liability company located in Mooresville, North Carolina. We do not have any affiliation with Ketchie Park Properties. The promissory note was unsecured, due on demand and carried an interest rate of 6% per annum. On February 10, 2000, we repaid Mr. Bennett a total of $127,976 reflecting the unpaid principal balance of the loan plus accrued interest. The loan was repaid using the proceeds of a sale of the underlying property.

     In February1998 we purchased the 88-acre land tract located in Mooresville, North Carolina, in the County of Iredell for $1,026,033 cash consideration. We paid for the land with our $191,449 loan from Mr. Bennett and the $865,000 in proceeds from our sale to Landcraft Properties, Inc. as described below. We divided the 88 acres of land into the following three separate land tracts that were sold during the period between February 1998 and March 2000 as follows:

67-Acre Land Tract:
     We sold this land tract in February 1998 to Landcraft Properties, Inc. of Charlotte, North Carolina for $865,000. We had no affiliation nor did our officers or directors with Landcraft Properties, Inc. Landcraft Properties then proceeded to perform the work necessary for the construction of roads and water and sewer lines, including the clearing of land and trees as well as land surveying. We provided the following services to Landcraft Properties development of the 67-acre land tract:
-     Environmental approvals;
-     Zoning approvals;
-     Water and sewer authority approvals;
-     Engineering approvals; and
-     Lot surveying.

     Our contribution in this regard permitted Landcraft Properties to begin selling approved lots to homeowners and builders in order that they may begin the construction of single-family homes.

19-Acre Land Tract:
     We sold an additional 19-acre land tract for $322,974 in March 2000 to Landcraft Properties. Our decision to have ABC Realty, Inc. facilitate the sale the 19-acre land tract for Landcraft Properties was not written as part of the real estate sales agreement between Landcraft Properties and us. Landcraft Properties intends to sell approved lots to homeowners and builders for the construction of single-family homes.

The third tract was sold to a third party. This tract was a 1.5-Acre Land Tract with an Existing 2,200 square foot home. The original 88-acre land tract included a 2,200 square foot home on a 1.5-acre lot that needed improvements to put in saleable form. Specifically, we repaired the home's gutters, painted the home's interior, replaced the home's existing garage door and removed excess trees from the property. We completed these improvements in approximately three months and in June 1998 sold the home and the 1.5-acre lot to James and Michelle Pawlak through a realtor for $134,500.

     On June 7, 2000, we entered into a Consulting Services Agreement with Greentree Financial Services, Corp. Under the terms of the agreement, Greentree Financial Services, Corp. has agreed to use its best efforts to assist us in having our common stock publicly traded. In exchange for the following services, we have agreed to pay Greentree Financial Services Corp., $36,475 and 512,500 shares of our common stock:
-     Assistance with the preparation of our Form SB-2 registration statement;
-     State Blue-Sky compliance;
-     Selection of an independent stock transfer agent; and
-     Edgar services.

     We  are  not  a  subsidiary  of  any  corporation.

We changed our name to Xenicent, Inc. on November 8, 2000.

ITEM 16.     DESCRIPTION OF BUSINESS

BUSINESS  DEVELOPMENT.
     We were incorporated in North Carolina on July 26, 1996 as Great Land Development Co. We changed our name to Xenicent, Inc. on November 8, 2000.
Since our incorporation as Great Land Development Co., we have engaged in the business of real estate consulting and purchasing and reselling vacant tracts of land, primarily in the North Carolina area. We have never been the subject of
any bankruptcy or receivership.   We have had no material reclassification,
merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

OUR LAND DEVELOPMENT BUSINESS:
     We have a real estate real estate development business. Real estate land development consists of purchasing the land, and actually completing all the evaluations at our own expense, as follows:
-     Providing  site  inspections;
-     Reviewing environmental engineering reports;
-     Arranging  for  surveyors  to  determine  property  lines;
- Encroachments, where lakes and environmental impacts are located in conjunction to the developable land;
-     Obtaining  bank  financing;
     Completing zoning approvals

We have targeted North Carolina as our principal market. In Charlotte, North Carolina, approximately 10,000 single housing units are being built each year. An additional 5,000 units are being built each year in the counties surrounding Charlotte.

 We have targeted South Carolina to a lesser extent. We have not conducted any real estate development in South Carolina or have any contracts providing for any real estate development. In addition, we have not developed any contacts with developers, subcontractors or any other real estate affiliated entities to assist us in conducting our business in South Carolina. We currently do not have a timetable for targeting properties in South Carolina and do not expect to do so until our real estate development is underway in North Carolina.

     Our success will be dependent upon implementing our plan of operations and the risks associated with our business plans. We operate a land development and resale business in the Charlotte, North Carolina area. We also plan to provide land development consulting services to various unrelated developers and builders. We plan to strengthen our position in these markets. We plan to expand our operations through our acquisition and/or development of land parcels.

     We presently have no land parcels available for resale, nor do we have any contracts to purchase land parcels. In addition, we are not currently in negotiations for the purchase of any land parcels. We anticipate that we will begin to locate and negotiate for the purchase of land tracts in North Carolina
during the second quarter of 2001.   We hope to acquire additional real estate
parcels this year, and to utilize the proceeds from the resale of those parcels, along with its revenues from consulting services, to pay our operating costs for the next twelve months; however, there are no assurances that this revenue will be sufficient to cover our operating costs. Accordingly, if our revenues are not sufficient, we will rely upon capital infusions from our president; however, there are no assurances that our president will have sufficient funds to provide such capital infusions.

OUR REAL ESTATE CONSULTING BUSINESS
            Our real estate consulting business, on the other hand, performs essentially the same tasks as our real estate development business, but is not responsible for actually completing and paying for the labor to be completed. Additionally, with consulting one of our primary objectives is to link the seller and buyer together and help the buyer achieve these evaluations at their expense.

OUR  LAND  DEVELOPMENT AND REAL ESTATE CONSULTING SERVICES REQUIRE US TO PERFORM
--------------------------------------------------------------------------------
THE  FOLLOWING  TASKS:
----------------------

ZONING APPROVAL
     Prior to purchase of any land parcels, we will obtain verification of zoning approval from the local county and city governments. After the purchase of land tracts, we will seek to obtain governmental zoning approvals to build houses, condominiums, and townhouses, as the land would allow for what we perceive to be the most advantageous use.
 The ideal conditions we look for regarding zoning approval are:
-     The existing zoning in place is consistent with our intended use.
- The property is located in an area or zone in which the present property value will increase when zoning approval is complete
- The intention of the city or county for the specific use of land in a specific area is consistent with our development objectives.

Factors pertaining to zoning approval that would weigh against our proceeding with our land development or our consulting client proceeding with land development are:
- The property that we wish to develop is zoned for only one type of use that is inconsistent with our development plans.
- The political intentions regarding the land we wish to develop are inconsistent with our development plans.
- The environmental hazards or environmental impact on the to be developed area may hinder our intended zoning use.

SOIL TESTING
     Prior to the purchase of land tracts, we will obtain and arrange for soil testing from a North Carolina soil surveyor. We will obtain complete soil tests from certified soil engineers to determine the quality of the soil for construction of buildings or homes.

  The ideal conditions we look for regarding soil testing results are:
- Compactable soil with a silty clay base that allows for a proper foundation to support residential building structures.
- Soil without rocks that is compatible to a proper foundation and construction
-     Plant decomposition that is compactable

     Factors pertaining to soil testing that would weigh against our land development or our consulting client's land development are:
- Soil that contains rocks, plant decomposition, or bultaul that is a near impossible soil to compact that found commonly in the North Carolina area.
- Imported soil into the to be developed area that would be incompatible with domestic soil when mixed together because of its lack of compatible properties.

RECORDED AND APPROVED PLOT PLAN
     Prior to purchasing land tracts, we will obtain a recorded and approved plot plan. We will obtain complete approvals stamped by the local registry of deed of subdivision approvals.

      We may be unable to obtain a recorded and approved plot plan under the following conditions:
-     If we are unable to obtain proper zoning approval.
-     If there are defects as to the property's title.
- Subdivision bylaws that are adverse to federal housing laws and regulations.

     If we are unable to obtain an approved plot plan we will not proceed with our contemplated land development or we will recommend that our consulting client not proceed with land development or we will take the following actions or recommend the following actions to our consulting client:
- Attempt to sell the property to a buyer that has a different planned property use compatible with city ordinances for gaining plot approval.
- Attempt to locate a landholder to exchange the property for land that we are able to obtain an appropriate plot approval.
-     Attempt to return the property to the seller.

EXISTING WET LAND
     Prior to purchasing land tracts, we will obtain maps indicating where existing wetlands are located. We will obtain from local engineering firms wetland evaluations for parcels of lands. Our assessment will include site inspections and our review of detailed maps.

 The ideal conditions under which we would be able to proceed with our or our consulting client's land development would be:
-     The existence of no wetlands or environmentally sensitive areas.
- If the wetland and the environmentally protected areas are located only on an isolated section of the property we wish to develop.

     The following conditions would dissuade us from proceeding with our land development or which would lead to a recommendation to our consulting client not to proceed with land development:
- The wetlands that are unable to be impacted, as a percentage of the total area to be developed, would exceed 20%.
- The portion of the property that is considered wetlands contains historical monuments or rare or endangered animal species.
- The wetland analysis indicates that we would be unable to pave appropriate roadways or would otherwise restrict needed access to the property.

SURVEY.
     Prior to purchasing land tracts, we will arrange for a stamped North Carolina surveyor that will conduct a survey that includes a complete listing of all the features required by law to be in a certified survey, including metes and bounds distance total number of acres, streams, public easements, private easements and topography of the site.

 The ideal conditions regarding the survey that would permit us to proceed with our land development or in which we would recommend to our consulting client not to proceed with our land development would be:
- All the land we intend to develop is available for our intended development use.
- The topography or terrain, such as the presence of mountains or hills that would restrict a residential housing project, would not prevent our intended development.

     The results of our analysis of the wetland evaluations and maps that would dissuade us from proceeding with land development or in which we would recommend to our consulting client not to proceed with land development would be:
-     A survey that contains improper or insufficient historical survey work.
-     The topography, or terrain, would prevent our intended use.

SKETCH PLAN
     Prior to purchasing land tracts, we will arrange for a sketch plan indicating where trees and bushes are required to be planted within the subdivision. We will provide a complete parks and recreation artist sketch plan that indicated where all required improvements must be located.

     The conditions that would weigh in favor of our proceeding with land development or in which we would recommend to our consulting client not to proceed with land development would be:
- A sketch plan that would allow enough density or housing improvements to obtain a substantial profit from the contemplated development.
- A sketch plan that has administrative staff approval within the administering governmental agency that governs the building and zoning standards

     The conditions that would negatively impact upon proceeding our proceeding with land development or in which we would recommend to our consulting client not to proceed with land development would be:
-     The topography or terrain is unsuitable for development.
- The existence of rare plant or animal life that could adversely affect our ability to move certain trees or bushes due to local regulations, the removal of which is necessary to our development.

PUBLIC AGENCIES THAT REGULATE LAND DEVELOPMENT
     We will assemble names and address of all public agencies that regulate land development, with the following information for our or our consulting client's personal records:
-     Name of city with jurisdiction;
-     Name of county with jurisdiction;
-     Name of planning director;
-     Name of City Engineer;
-     Name of waste authority;
-     Name of sewer authority; and
- Name and contact of State Department of Transportation driveway permit approvals

The conditions that would weigh in favor of our proceeding with land development or in which we would recommend to our consulting client to proceed with land development would be
-     Existing state environmental regulations meet our project objectives.
- The Federal Environmental Management Agency, which administers the development of all areas prone to heavy flooding or accumulation of precipitation, approves our property for development.
- The local police and fire department have overcrowding and evacuation standards that would be consistent with our project.
-     City water and sewer capacity meet the requirements of our project.
- Having adequate property access that conforms to U.S. Department of Transportation guidelines.

     The conditions pertaining to regulatory information that would negatively impact upon proceeding with our land development or our recommendation to our consulting client to proceed with land development would be:
-     Not having adequate sewer and water capacity.
- Restrictive access to the property such as the absence of roads or bridges.
-     Environmental hazards that would prevent our intended use of the property.

PERMITS
     We will obtain copies of permits for necessary governmental agencies. We will provide all copies and a checklist necessary to verify all existing permits.

We may be unable to obtain permits because:
- The quality of the soil does not meet the requirements for our residential building projects.
-     The existence of wetlands.
-     The existence of hazardous waste materials.
- The existence of setback requirements, such as city regulations requiring a property to be 100 feet in depth from the road.
-     Our development project is too close to other properties.
- If our development required an exemption for our intended use, city officials will not grant an exemption for that use.

     If we are unable to obtain permits we will determine why the permit was not granted and whether we can take steps to cure the permit denial. For instance, we can:
-     Re-apply for the permit with the permitting agency.
- Provide copies of existing regulations that we believe permit use of the property for our intended purpose.
-     Appeal to the local governmental authority

     The factors that will weigh in favor or taking steps to cure the permit denial are:
-     Comparable properties that were recently built in the same general area
- Zoning petition exemptions have recently been granted on similar properties
-     A change in environmental status or regulations that favor a permit grant

     The factors that will negatively impact upon our decision to proceed with taking steps to cure the permit denial are:
-     Costs of obtaining the permit exceed the profit potential in the property.
-     New or emerging environmental issues that prevent the proposed development
- The inability to provide adequate water and sewer for the proposed property.

U.S. CORE OF ENGINEERS/APPROVAL
     We will obtain copies of U.S. Core of Engineers acknowledging their approval of all impacted areas. We will provide all information to acknowledge that the US Core of Engineers has completed a proper assessment.

The U.S. Core of Engineers may provide approval under the following conditions:
- The property is consistent with their setback requirements, such as properties that we intend to develop are already at least 100 feet in depth from the road.
- The property is consistent with U.S. Core of Engineers requirements for non-disturbance and grading of lakes, ponds and streams.
- The volumes of open spaces around impervious areas are within U.S. Core of Engineers guidelines.

     If we are unable to gain the U.S. Core of Engineers approval we will determine why the permit was not granted and whether we can take steps or recommend steps to our consulting client to cure the permit denial. For instance, we can:
-     Appeal the application
-     Submit the matter to third-party arbitration
-     Engage in litigation

     The factors that will weigh in favor or taking steps to cure the non-approval are:
- If an error in interpretation was made on behalf of the U.S. Core of Engineers regarding the ordinances.
- A recommendation from a city official that outlines the benefits of the property to the community.

     The factors that will negatively impact upon our decision to proceed with taking steps to cure the non-approval are:
- Costs of obtaining the approval exceed the profit potential in the property.
-     New or emerging environmental issues that prevent the desired building
- The inability to provide the adequate water and sewer for the proposed property.

DRIVEWAY PERMITS
     We will obtain copies of State Department of Transportation driveway permits. We will obtain full maps and permits as was approved by the State Department of Transportation. The State Department of Transportation may not issue driveway permits because:
-     The proposed roadways due not have adequate width.
- The proposed roadways would potentially produce traffic levels above the locations zoning.
-     The proposed roadways interfere with environmentally protected properties.

     If we are unable to obtain driveway permits we will determine why the permit was not granted and whether we can take steps or recommend steps to our consulting client to cure the permit denial. For instance, we can:
-     Appeal to the Head Engineer in the state where the property is located
-     Re-draft the plan to satisfy the agency requirements
-     Submit the matter to third-party arbitration

     The factors that will weigh in favor or taking steps to cure the non-approval are:
-     We have made changes in the physical design of the driveway or roadways.
-     Influence on city boards, including possible exception grants.
-     Increases or decreases in right of way

     The factors that will negatively impact upon our decision to proceed with taking steps to cure the non-approval are:
-     Costs of obtaining the permit exceed the profit potential in the property.
- The layout of the property is such that we are unable to provide the necessary right of ways.

PROPOSED ROAD OR ROADWAYS
     We will obtain copies of all approved road plans. We will obtain all maps and engineering road profiles as would be required to obtain approvals to construct any proposed road or roadways.

     The ideal conditions indicated in the maps and engineering road profiles that would weigh in favor of our obtaining approval from the State Department of Transportation to construct the proposed road or roadway are:
- We are in compliance with the state government's design for the build out of the roadways.
-     Our roadways are consistent with the appropriate environmental standards
-     The width of the road would accommodate the intended use of the road
- The collector, or main road, street would have enough traffic regulation devices, such as signage and/or traffic lights.

     The conditions that would be indicated in the maps and engineering road profiles that would weigh against our obtaining approval from the State Department of Transportation to construct the proposed road or roadway are:
- The inability to obtain dedicated right of ways consistent with state regulation.
- Environmental impacts of stream or lake crossing are against state regulation.
-     The roadway would negatively affect the drainage in a flood plain.

SEWERAGE DISPOSAL
     We will obtain notices of approvals of proper sewerage disposal. The notices of approval are likely to be approved under the following conditions:
-     If there is enough existing capacity within existing sewer lines.
- If we have the ability to build parallel sewerage next to existing sewer line.
- If there were an existing slope within existing sewer lines that would accommodate the extra capacity.

We will have difficulty in obtaining notices of approval of proper sewerage disposal if the following conditions are present:
-     No capacity within existing sewer lines
-     Inappropriate existing sewer lines
- Sewage line is unable to be installed in such a way whereby the lines cause a downward flow sewage material.

If we have difficulty in obtaining notices of approval we will decide whether we should take the following steps or recommend steps to our consulting client to obtain such approval:
-     Build a septic system
- Install a mound system, which is a system similar to a septic tank that allows certain water absorption into the ground.
-     Install storage tanks to pump and haul sewerage away from the property.

We will obtain flow and volume calculations and total sewerage discharge into public or private systems. Flow and volume calculations indicate the ability of specific sewer lines to handle certain quantities of sewerage. We use the flow and volume calculations for the purpose of:
-     Sizing of pipes
-     To design additional sewers
-     Measure the rate and volume of sewerage intake into existing lines

WATER USE
     We will obtain notices of approvals for proper water use. The conditions under which notices of approvals for proper water use would likely be approved are:
-     Appropriate water pressure within the existing line
-     Properly sized primary and secondary water lines

If we do not obtain the notices of approvals for proper water use we will undertake the following actions or recommend the following actions to our consulting clients:
-     Appeal the approval to the water and sewer authority.
-     Use a well water system
- If the property is located such that municipal water sources are too distant for usage, we could tap into water well.

We will obtain all the necessary calculations from testing as may be required by local and state authorities to assure adequate drinking water standards. These water quality calculations are always done before purchase of the property to attempt to mitigate such a situation. We would not purchase a property that did not have an adequate public water supply. These calculations would consist of:
- Availability of proper flow of water, based on anticipated water consumption
- Water quality testing to ensure safe drinking water that would detect acceptable levels of bacteria, nutrients, and chemical.

The purpose of obtaining these calculations is to ensure adequacy of public water quality. If the calculations indicate that the drinking water does not conform to local and state standards we will undertake the following actions or recommend the following actions to our consulting clients:
-     We would attempt to remedy to water supply with a system of filtration.
- We would consider selling or trading the property and obtaining a property with suitable standards.

ENDANGERED SPECIES
     We will obtain copies of all endangered species affecting the property. We will obtain a site visit by a licensed engineer to determine the impact of any endangered species. We will also have the property reviewed by an endangered species specialist to determine the existence and impact of any endangered species. If we receive adverse information regarding endangered species affecting the property and we determine that the endangered species are adverse to our intended use of the property, we would not proceed with the purchase pf the property.

HISTORICAL DESIGNATION/ IMPACT OF HISTORICAL DESIGNATIONS
     We will obtain copies of all historical designation affecting the property. We will obtain a site visit by a licensed engineer to determine the impact of historical designations. If the property has historical designation status, we will apply for permit approval that is consistent with the location's historical designation. If we are unable to receive permits for our intended use due to the location's historical designation, we will not proceed with the purchase of the property or we will recommend against the purchase of the property to our consulting client.

ENGINEERING DEPARTMENT APPROVALS
     We will obtain approval letters from local governmental engineering departments. All approvals from the local and state engineering departments will include necessary site visits and approval meeting all requirements. Each individual municipality and city has its own engineering department with its own set of rules. Each engineering department publishes various requirements pertinent to the local area such as:
-     Road design;
-     Site design;
-     Water services;
-     Sewer service;
-     Police and fire protection.

      Prior to purchase of a property, we review these regulations to determine whether our future development is economically feasible; if not, we will not proceed with the purchase of the land or we will recommend against proceeding with the purchase of the land to our consulting client.

VARIANCE BOARD APPROVALS
We will obtain all variance board approvals. We will obtain all correspondences and approvals from any variances board necessary to achieve our approvals to accommodate development that otherwise would not be approved within their normal building usage, including possible petitions and exception applications for our intended use of the land. Generally, these requirements are reviewed by the appropriate city council to determine whether the project is beneficial to the city. If we are unable to obtain variance board approvals we will petition the city council for an exception for the use of the land or recommend such action to our consulting client. We will also attempt to get the community involved through written petitions if the project is believed to add value to the local area. If we are still unable to gain variance approval, we will not purchase the property or recommend against the property purchase to our consulting client.

COMPLETE APPROVALS OF PROPOSED BUILDERS' APPROVALS
     We will obtain all necessary documentation to verify complete approvals of proposed builders' approvals. Builder's approvals show that the property can be used for the builder's desired purpose. Builder's approvals are obtained by the builder and are written into the contract prior to purchase to ensure that the builder can develop the property as desired.


PROPERTY LOCATION PROCEDURES

     We conduct a preliminary analysis that consists of:
- Reviewing real estate sales based on information provided by local board of realtors associations and our review of the census tract increases. The real estate sales information that we may obtain that would weigh in favor or our proceeding with land purchase or development would be:
o     High volume of sales within the specific area
o     New schools and major commercial developments in the area
o     Improved state and city roads in the area

The real estate sales information that we may obtain that would weigh against our proceeding with land purchase or development or recommending against such land purchase or development to our consulting client would be:
o     Hazardous waste in the area
o     High crime in the area
o     Overcrowding in the area

- Reviewing the last year's sales within zip codes and those specific zip codes that about the number of building permits received. The last years real estate sales information that we may obtain that would weigh in favor or our proceeding with land purchase or development would be:
o     A high volume of permits received
o     Permits granted for similar projects that we are considering

The last year's real estate sales information that we may obtain that would weigh against our proceeding with land purchase or development would be or recommending against proceeding to our consulting client:
o Low volume of permits received, or few permits granted for the type of usage we are considering.
o     Permits denied for projects similar to what we are considering

     The conditions and/or data that we analyze we look for to purchase or develop properties are:
- Demographical data that suggests increased demand for a specific area. The demographical data that would weigh in favor of our proceeding with land purchase of development would be:
o Increase in industrial activity such as a major corporation moving into the area creating new jobs and increasing residential housing demand.
o     Increase in the population's median income levels for a certain area.
o     Low crime rate in the area

The demographical data that would weigh against proceeding with our land purchase or development or recommending to our consulting client not to proceed with land purchase or development would be:
o     Migration  of  industrial  companies  outside  the  area.
o     Decrease in income levels
o     High crime rate in the area
o Data pertaining to new home building permits in surrounding counties suggesting a shift in demographics. The factors pertaining to new home building permits that would weigh in favor of our proceeding with land purchase of development would be:
     Increase  in  dollar  value  of  permits
     Increase in style of permits. For example, if we were considering developing residential housing, we would consider it beneficial if the permits of residential complexes are on the increase relative to commercial style permits.

The factors pertaining to new home building permits that would weigh against our proceeding with land purchase or development or recommending to our consulting client not to proceed with land purchase or development would be:
o     Decrease  in  dollar  value  of  permits.
o     An increase in commercial activity relative to the residential activity.
o New schools that are projected to be built in any particular community which create a demand for new home building permits within a twelve-block radius of the projected site of the school. Whether these projected new schools would create such a demand would be dependent upon the following factors:
     The  quality  and  size  of  the  school
     The amenities of the school
     The average SAT scores within the school
o Governmental and private investment into infrastructure services such as road construction, water and sewer services provided to an area that was not previously served. The factors pertaining to infrastructure investment that would weigh in favor of our proceeding with land purchase or development are:
     The  building  of  water  and  sewer  treatment  plant
     The building of new roads and highways
     An increase in local schools
     An increase in police and fire protection in the area

The factors pertaining to infrastructure investment that would weigh against our or our consulting client from proceeding with land purchase or development are:
o The government's decision not to build or upgrade a water and sewer treatment plant.
o     The closing of roads and/or highways in the area
o     Budget cutbacks in the schools, police department, and/or fire department.
o The level of possible job creation in a particular area, such as a projected industrial plant or high tech service company.

     We do not consider any particular type of land or particular amount of land for our projected purchase or development of land. The amount of land that we may acquire, resell or develop may range between 1 and 500 acres.

     We will locate such areas that we will consider building by using analysis reports by area that are obtained from a real estate office, such as ABC Realty, our related entity. These reports include yearly trends, school building plans, market comparative reports, and zoning implications. We will locate properties through the following:
1.     Direct mailing to landowners of record.
2. Direct mailing and telephone communication with local real estate offices.
3. Reviewing tax documents and liens and distressed properties such as foreclosures by obtaining copies of county records.
4. Reviewing shifts in demographical information provided that census bureau; school board, building permits issued, periodic code, and improvements in road construction.

We intend to buy existing tracts of land with a minimum size of one (1) acre. Our intention is to improve the land tracts we agree to buy and increase the value of the specific tract of land by our development.

     In order to determine and evaluate the fastest growing areas, we will obtain reports from report surveys and reporting companies. These reports will provide detailed information that we will then study to determine where the next area of growth will occur.

     We will also rely on general building permit records to ascertain totals of number of new buildings built in a new area. We will also rely on information provided by the U.S. Census Bureau to obtain information pertaining to population shifts and number of total people in a specific area. We plan also to compare the population figures from the 1990 census with those of the 2000 census.

1.     DETAILED MARKET AND FINANCIAL ANALYSIS.

     We will perform detailed market and financial analysis regarding each property we decide to review for purchase so as to determine whether the specific location is appropriate for acquisition and development. That detailed information will include the following:
-     Number of parcels on the market.
-     Number of parcels sold in the past 12 months.
-     Sales prices asked per parcel.
-     Sales price sold per each parcel.
-     Total square footage and acreage per land parcel
-     Total number of units allowed per acreage plot.
-     Total number of pending closings per land parcel.
-     Total number of acres impacted by wet lands
-     Total number acres impacted by endangered species
-     Total number of acres with lakes or waterways on them

PURCHASE PROCEDURES:
     Once we have located a property that we may want to purchase, we will ascertain whether the landowner is willing to sell the property. We then negotiate a purchase price and ask the following questions of the prospective seller and/or obtain answers to the following questions from third parties:

- When does the landowner want to sell and close? The ideal conditions we look for regarding this factor are:
o     The seller is willing and able to sell within a six-month period.
o Typically, the timing and motivation of sellers to enter into contract to sell land may include several factors such as: estate planning, gifts to family, age, health and other personal factors.
- How much of the land will the landowner sell? The ideal conditions we will look for regarding this factor are:
o We would typically request all of the land so that we had more property for development, and have greater economies of scale with respect to negotiating purchase price.
- How much will the landowner sell the land for? The ideal conditions we will look for regarding this factor are:
o The price is below market value. We determine market value through appraisals and comparable sales reports in the area.
o With respect to price, we would also consider value trends, such as historical yearly increases in property values

What is the current zoning on the land? The ideal conditions we will look for regarding this factor are:
-     Existing zoning in place consistent with our intended use
- Property located in an area or zone whereby the value is decreased in exchange for completing zoning to become consistent with the area or zone zoning.
- The intention of the city or county for the specific use of land in that area to be made consistent with our intended use.
- Can the zoning on the land be changed to accommodate another use? The conditions we will look for regarding this factor are:
o It would not be cost prohibitive to change for other purposes that require changes in zoning.
o It would increase the value of the land to change the zoning to accommodate such a use.
- Are there any title defects on the title? The ideal conditions we will look for regarding this factor are:
o     No liens and/or encumbrances.
o The buyer is able to deliver a clean title within the time we would like to close.
- Does the landowner have title insurance on the property? The ideal conditions we will look for regarding this factor are:
o     The landowner has title insurance on the property.
o     The landowner is able to secure title insurance on the property.
o     We would be able to obtain title insurance on the purchased property.

     We will provide the answers to these questions to the following trained professionals who are trained in the area of verifying the information.
-     Cacie Reporting Services
     Arlington, Virginia
-     Hunter And Brown Consultants
     Concord, North Carolina
We do not have any contracts with these firms ensuring their services on an ongoing basis. We plan to hire these firms on a per job basis.

     We will obtain the following documents from the seller during our due diligence on the property:
-     General maps;
-     Topographical maps;
-     Environmental reports
-     Copies of existing zoning maps and regulations;
-     Conduct land inspection procedures;
-     Proposed zoning regulations;
-     Deeds;
-     Title insurance; and
-     Tax bills.

     We then verify the accuracy of these documents and determine how the information contained in the documents impacts the property that we are considering to purchase.

OUR FINANCING PROCEDURES:
     We will attempt to obtain financing from local banks doing business within the area where we are attempting to purchase property. Our president has, in the past, personally guaranteed repayment of debt for land purchases along with necessary corporate guarantees and we plan to use such guarantees in the future, if necessary; however, there are no assurances that our president, or we, will be in a financial position to do so. We do not have any written agreements now or in the past with our president, Mr. Bennett, obligating him to guarantee repayment of future debt or any of our other obligations. Our president is not otherwise under any legal obligation to provide us with capital. We hope to leverage the property with a financial institution or private lender so that funds are available based on the collateral of the property.

The procedures for obtaining our financing are as follows:
1.     File application.
2.     Credit checks, property appraisal done.
3.     Loan documents drafted.
4. Down payment made that is typically approximately 5 to 10% of the appraised value.
5. Institution lends funds for the balance, less certain transaction fees that are typically between approximately 2 to 3%.
6.     A lien is then filed with the State of North Carolina.

     There are no assurances that our financing procedures will be adequate to secure the funds needed to sustain our operations.

GROSS MARGINS ON OUR LAND DEVELOPMENT
Gross margins on our land development vary depending on many factors including, purchase and selling price, extent of land development, and length of holding time to sale. Gross margins typically range from ten to thirty percent. On a historical basis, we realized gross margins on our one sale of land of approximately 22% for the year ended December 31, 2000 and gross margins of fifteen percent on our two land sales during the year ended December 31, 1998. We conducted no land development during 1999. Cost of land sold includes the acquisition price of the parcels plus direct capital improvements made to develop the properties. Such direct expenses would typically include land evaluation, environmental testing, obtaining engineering reports, zoning, development costs, and renovation costs.

GROSS MARGINS IN OUR REAL ESTATE CONSULTING SERVICE:
     Gross margins on our consulting services typically would exceed ninety percent as the third-party builder pays for the majority of the development costs. We may pay for certain expenses such as land evaluation. During our consulting project in 1999 with Humphrey and Associates we paid approximately $2,210 in direct costs on $126,933 in revenues. This may vary in the future, however, we expect margins on our consulting services to remain relatively constant.

GRADING CONTRACTORS:
-     McCallum Grading of Monroe, North Carolina

REALTORS:
-     Lakeland Realty or Mooresville, North Carolina

ZONING SPECIALIST:
-     Walter Fields Group of Charlotte, North Carolina

REAL ESTATE ATTORNEY:
-     Kirk, Palmer and Thingpen of Charlotte, North Carolina
-     James Scarbough and Associates of Concord, North Carolina

TITLE INSURANCE:
-     Lawyer Title Company of Charlotte, North Carolina

LAND DESIGN SPECIALIST:
-     Wirth and Associates of Charlotte, North Carolina

TOPOGRAPHY DESIGN ENGINEER:
-     Aero Dynamics of Charlotte, North Carolina

Should we lose any of the services of these subcontractors, we may be unable to
hire other subcontractors on acceptable terms.   There are no assurances that
the services of these firms will be available or we will find their proposed terms acceptable to us.

DISTRIBUTION.
     We have no distribution agreements in place with anyone. We plan to distribute the land we acquire primarily through direct selling efforts to established homebuilders, real estate developers and corporations that may have a need for residential and/or commercial real estate. We plan to contract with real estate brokers, sub-contractors and other agents to assist in us on a project-by-project basis.

NEW  PRODUCTS  OR  SERVICES.
     We currently have no new products or services announced to the public. We will make public announcement in the future upon entering into material contracts to acquire any new real estate projects.

COMPETITIVE  BUSINESS  CONDITIONS.
     We face competition from national homebuilders, local homebuilders, commercial and industrial land developers and farmers. The market for real estate development is highly competitive and subject to economic changes, regulatory developments and emerging industry standards. When a significant tract of potentially suitable land becomes available for sale, there is usually intense competition for that property. Pricing is a particularly important competitive factor.

     Nationally, there are over one hundred major real estate land developers. Approximately 10% of these developers capture approximately 50% of the market for such developments. These developers have greater financial resources than we do and are better poised for market retention and expansion than we are. Specifically, our competition is as follows:
National Home Builders
We compete to acquire properties with the following national homebuilders:
-     Pulte Homes;
-     Ryan Homes;
-     Ryland Homes;
-     John Weiland Homes;
-     Cresent Resources; and
-     Harris Group

     These national homebuilders purchase land or lots of vacant land parcels to build single-family homes, shopping centers and commercial buildings. The national homebuilders have substantial resources to enable them to build single-family homes for resale. In addition, these companies have the operational and financial ability to lease the building to major tenants for rental revenue or to sell the buildings to the major tenants or others.

     In addition, the primary local homebuilders and developers that we compete against are the following, which are all located in Charlotte, North Carolina:
-     Humphrey and Associates;
-     Torrey Homes;
-     Mulvaney Homes;
-     Shea Homes; and
-     Ryan Homes of Charlotte, North Carolina

     These builders engage in single-family home development and have greater financial resources than we do. In addition, these companies have greater operational resources because they are able to perform a variety of development tasks themselves. These companies purchase vacant land tracts and perform all the work necessary to construct the homes, such as land clearing and road development and then build the homes themselves. In contrast, we do not have the financial or operational resources to perform these tasks. In addition, because of the intense competition with the national and local homebuilders, large areas of quality land parcels are becoming increasingly rare. We are in direct competition with the national and local homebuilders to acquire land parcels that are equipped with sewer, water and gas availability. These national and local builders are better equipped to acquire tracts of land equipped with these capabilities due to their operational and financial superiority over us. The intense competition with these companies has also led to increases in the cost of land and greater competition to hire subcontractors that are becoming increasingly expensive.

     When an available property is zoned for agricultural purposes, we will compete for that property with numerous individual farmers and/or companies of all sizes who engage in agriculture. We have no competitive advantages over any of the individuals and/or companies against whom we compete. We have significantly less capital, assets, revenues, employees and other resources than our local and/or national competition. There are no barriers to entry into this market.

SOURCES  AND  AVAILABILITY  OF  RAW  MATERIALS.
     As of the date of this prospectus, we have no raw materials or suppliers. To date, we have not obtained any raw materials for our business operations. In the event that we use raw materials or suppliers, our main sources of lumber and materials will be purchased form Lowes, Home Depot and 84 Lumber Supply, all of which are within a three mile radius of our North Carolina Office. In addition, these suppliers are within an approximately ten-mile radius of any location from which we may engage in the development business in North and South Carolina. Our choice of suppliers, from which we will purchase our materials, will be dictated primarily by competitive pricing decisions and secondarily by availability. We do not anticipate a lack of supply to affect our development efforts; however, there are no assurances that a shortage of materials will not occur and that a corresponding price increase will not be passed on to our customers.

CUSTOMER  BASE
     As of the date of this prospectus we previously had three customers. We provided real estate consulting services during 1999 to Humphrey and Associates, LLC that consisted of:
-     Indentifying specific parcels of land to purchase
- Identifying possible home builders to purchase building lots upon completion of installation of roads and public utilities
- Identifying any obstacles with regard to wetland issues, zoning issues, economic feasibility
- Providing contact information with regards to the property owner to complete the purchase of said vacant land
- Providing all contracts as requested to insure a success ability to close the purchase of the land.

     We sold a 67-acre land tract to Landcraft Properties, Inc. in February 1998. We sold a 1.5-acre land tract with an existing 2,200 square foot home to James and Michelle Pawlak in June 1998. A realtor affected the sale on our behalf. We sold a 19-acre land tract to Landcraft Properties, Inc. in March 2000. Currently, we have no established customers. We plan to resell tracts of land to a number of customers, and do not plan on being dependent upon one single or just a few customers. However, there are no assurances that we will be successful in establishing a broad customer base.

INTELLECTUAL PROPERTY
     At present, we do not have any patents, trademarks, licenses, franchises, concessions, and royalty agreements, labor contracts or other proprietary interests.

GOVERNMENT REGULATION ISSUES.
     We are subject to applicable provisions of federal and state securities laws and to regulations specifically governing the real estate industry,
including those governing federally backed mortgage programs.   Our operations
will also be subject to regulations normally incident to business operations, such as occupational safety and health acts, workmen's compensation statutes, unemployment insurance legislation and income tax and social security related regulations. Although we will make every effort to comply with applicable regulations, it can provide no assurance of its ability to do so, nor can it predict the effect of these regulations on its proposed activities.

     In addition, we will be subject to local zoning and land use ordinances which could restrict our ability to acquire, develop, sub-divide and resell certain real estate parcels that would otherwise be attractive to us. We will seek to conduct appropriate due diligence before committing to purchase a particular parcel of land to determine what permits, licenses and/or land use variances, if any, are required. To the extent that it is possible and practical to do so, we will attempt to obtain such permits, licenses and/or necessary variances prior to committing to purchase a property. However, there are no assurances that we will be able to determine in advance of purchasing a property whether the property can lawfully be developed under the existing zoning, land use and/or environmental regulations. Nor can any assurance be given that we will be able to obtain the permits, licenses and/or variances to develop a property, once that property is acquired. If we should purchase a property and subsequently be unable to develop, subdivide and/or resell that property because of zoning or environmental issues, or for any other reasons, our operations and financial condition would be negatively impacted.

RESEARCH AND DEVELOPMENT.
     We have spent no funds on research and development.

ENVIRONMENTAL LAW COMPLIANCE.
     Our environmental compliance regarding our land development business is site specific. We hire a private environmental engineer who inspects maps of the property and personally inspects the property to determine whether the property is in compliance with the regulations of the U.S. Environmental Protection Agency and the applicable state environmental agency. Specifically, the engineer determines whether there are any rare species, environmental hazards or environmental wetlands at or in close proximity to the property. If any of those conditions are detected the builder and/or developer must submit to the U.S. Environmental Protection Agency and applicable state environmental agency a permit form along with detailed surveys and maps indicating the
potential impact of the condition.   The U.S. Environmental Protection Agency
and the applicable state environmental agency either issue an approval permit permitting further development to proceed with the property or a denial letter prohibiting further development. If development proceeds even though a denial letter was issued, the developer or builder will be subject to a lawsuit and damages by the federal and state government and may be ordered to restore or repair the property to its original state.

     We may be subjected to environmental liability if we fail to comply with various state and federal environmental regulations. In addition, our operating costs may experience substantial increases as a result of new and stricter environmental laws, ordinances and regulations. Under local, state and federal laws we may become liable for the costs of removal or remediation of hazardous or toxic substances from our properties. Many of these laws impose liability either for knowing violation or impose a recklessness standard for now knowing of such hazards. In addition, the presence of such substances or our failure to remove them, may affect our ability to borrow funds for the acquisition of properties.

EMPLOYEES
     Presently, we have two employees, Duane Bennett, our president, and his wife Sharon Bennett, our vice president. Mr. Bennett is our only full time employee. Ms. Bennett is a part time employee and works approximately 10 hours per week. We have no employment agreements with any of our employees. We do not anticipate hiring any additional employees.

REPORTS TO SECURITY HOLDERS.
     After the effective date of this document, we will be a reporting company under the requirements of the Securities Exchange Act of 1934 and will file quarterly, annual and other reports with the Securities and Exchange Commission. Our annual report will contain the required audited financial statements. We are not required to deliver an annual report to security holders and will not voluntarily deliver a copy of the annual report to the security holders. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

     Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

ITEM  17.     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS

The discussion contained in this prospectus contains "forward-looking statements" that involve risk and uncertainties. These statements may be identified by the use of terminology such as "believes", "expects", "may", "will", or "should", or "anticipates", or expressing this terminology negatively or similar expressions or by discussions of strategy. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. Important factors that could cause or contribute to such differences include those discussed under the caption entitled "risk factors," as well as those discussed elsewhere in this prospectus.

OUR  COMPANY

     We were incorporated in North Carolina on July 20, 1996 to engage in the business of real estate development. We changed our name to Xenicent, Inc., on November 8, 2000 and continued to engage in real estate development. We are currently engaged and plan to continue in the real estate development and consulting business.

Results of Operations.
     For the years ended December 31, 2000 and 1999.

Sales.
     Contract sales for the year ended December 31, 2000 were $322,974 as compared to consulting revenues of $126,933 over the same period in 1999. The revenues during the 2000 period were derived from our sale of the final property we had in our inventory that was sold to Landcraft Properties. The property was a 19-acre lot. In contrast, revenues for the 1999 period were derived from construction related consulting revenues relating to our engagement with Humphrey and Associates, LLC, a local building contractor. Gross profit decreased 44% during 2000 to $69,714.

All revenues were from unrelated third parties.

No new contracts for land development projects have been initiated as of the date of this registration and there can be no assurance that we will experience growth of contract sales in 2001

Income/ Losses.
     Net loss for the year ended December 31, 2000 was $380,460 as compared to a net loss of $2,871 over the same period in 1999. The net loss was primarily attributable to expenditures relating to our registration statement and management fees associated with the development and sale of the land parcels that were approximately $40,000 and $102,000, respectively. In addition, we issued 512,500 and 75,000 shares of our common stock for services relating to this registration statement. The common stock was valued at $.40 for an aggregate value of $235,000, which was included in professional fees for the year ended December 31, 2000. The management fee of $102,000 was paid to ABC Realty, a management company that is majority owned by our President.

     We expect to continue to incur losses at least through the first half of the year 2001. In addition, there can be no assurance that we will re-achieve or maintain profitability or that our revenue growth can be sustained in the future.

Expenses.
     Selling, general and administrative expenses for the year ended December 31, 2000 were $461,509 as compared to $103,740 over the same period in 1999. This represented an increase of 345%. The increase in selling general and administrative expenses was primarily due to expenditures relating to this registration statement and the management fees associated with the development and sale of the land parcel, which were approximately $40,000 and $102,000, respectively. In addition, we issued 512,500 and 75,000 shares of our common stock for services relating to this registration statement. The common stock was valued at $.40 for an aggregate value of $235,000, which was included in professional fees for the year ended December 31, 2000.

     The management fees of $102,000 were paid to ABC Realty, a company majority owned by our president, and was partly in lieu of fees generally paid to subcontractors for land evaluation and real estate brokers for sales of the properties. We allocated $9,689 of these fees, or 3%, to the cost of selling the parcel of land. The balance of $92,577 was allocated to day-to-day general and administrative services performed for the company. We believe the transaction was done at arms length and we incurred approximately the same amount of expenses for these services.

     During the year ended December 31, 1999, we imputed a salary of $45,000 for our president who performed administrative services for the company without any form of compensation. The total amount was included in payroll expenses during 1999.

     Advertising increased to $13,680 during the year ended December 31, 2000 due to local print advertising about the Company's products and services.

     We expect increases in expenses through the year 2001 as the Company moves toward new land acquisitions and development.

Cost of Sales.
     The largest factor in the variation from year to year in the cost of sales as a percentage of net sales is the cost of land purchased and developed for resale. The cost of sales includes the purchase price for land plus other capital improvements and direct cost associated with making the land available for resale.

     The cost of sales for the year ended December 31, 2000 was $253,260. Cost of sales as a percentage of sales for the year ended December 31, 2000 was 78%.

     The cost of sales for the year ended December 31, 1999 was $2,210 because we performed consulting services for other contractors instead of our own land development. We expect cost of sales as a percentage of sales to increase as we pursue larger development projects that yield lower margins, on a percentage basis. However, we expect this to be somewhat offset by the strong real estate market in the North Carolina area.

Income Taxes
     At December 31, 2000 we had recoverable income taxes of $12,700 resulting from our losses from operations. The Company has made the appropriate amendments to its federal and state tax returns and has elected to carry-back this loss and request a full refund. These requests for tax refunds have been processed and we anticipate that the refunds should be received by June of 2001.

Impact of Inflation.
     We believe that inflation has had a negligible effect on operations over the past three years. We believe that it can offset inflationary increases in the cost of labor by increasing sales and improving operating efficiencies.

Liquidity and Capital Resources.
     Cash flows generated by operations were $43,464 for the year ended December 31, 2000 as compared with $63,813 over the same period in 1999. Positive cash flows were attributable primarily to the sale of our remaining inventory and issuance of stock for services partially offset by the net loss for the year ended December 31, 2000.

     Cash flows generated from financing activities were a negative $3,530 for the year ended December 31, 2000 as compared with $63,473 cash used in financing activities over the same period in 1999. This use of cash was primarily attributable to net repayments on stockholder loans to Duane Bennett, our President, for the period which were $132,076 as compared with $63,473 during the 1999 period.

     Also during the year ended December 31, 2000, the Company completed a private offering of its common stock whereby it sold 244,500 to unrelated accredited investors for $117,250. The offering was made pursuant to Regulation D, Rule 506 and was believed to be exempt from registration.

     A shareholder loan in the amount of $127,976 was payable on December 31, 1999 to Duane Bennett, President and majority shareholder. The loan was evidenced by a written promissory note and bore simple interest at 6% per annum. The shareholder loan was repaid in full subsequent to year-end with accrued interest waived and forgiven by the Duane Bennett.

     During the year ended December 31, 2000, we received an additional $10,000 from Duane Bennett, our President for expenses relating to preparation of this registration statement. The loan is due on demand and bears interest at 6%. The loan has been partially repaid and carries a balance of $7,196 as of the date of this prospectus, which includes principal and accrued interest.

     Overall, we have funded our cash needs from inception through December 31, 2000 with a series of debt and equity transactions, primarily with Duane Bennett, our President and majority stockholder. If we are unable to receive additional cash from our majority stockholder, we may need to rely on financing from outside sources through debt or equity transactions. Our president is under no legal obligation to provide us with capital infusions. Failure to obtain such financing could have a material adverse effect on operations and financial condition.

     We had cash on hand of $44,729 and working capital of $50,233 as of December 31, 2000. As of December 31, 1999, we had cash on hand of $4,795 and working capital of $77,763. We will substantially rely on the existence of revenue from our land development and consulting businesses; however, we have no current or projected revenues or capital reserves that will sustain our business for the next 12 months. If the projected revenues fall short of needed capital we will not be able to sustain our capital needs for more than six months. We will then need to obtain additional capital through equity or debt financing to sustain operations for an additional year. A lack of significant revenues beginning in the first half of 2001 will significantly affect our cash position and move us towards a position where the raising of additional funds through equity or debt financing will be necessary. Our current level of operations would require capital of approximately $150,000 to sustain operation through year 2001 and approximately $200,000 per year thereafter. Modifications to our business plans or additional property acquisitions may require additional capital for us to operate. There can be no assurance that additional capital will be available to us when needed or available on terms favorable to the Company.

     On a long-term basis, liquidity is dependent on continuation and expansion of operations, receipt of revenues, and additional infusions of capital and debt financing. We are considering additional land acquisitions and development during the first half of 2001. Our current capital and revenues are insufficient to fund such development. If we choose to launch such a development campaign, we will require substantially more capital. If necessary, we will raise this capital through an additional stock offering. The funds raised from this offering will be used to acquire and develop additional parcels as well as expand operations and contribute to working capital. However, there can be no assurance that we will be able to obtain additional equity or debt financing in the future, if at all. If we are unable to raise additional capital, our growth potential will be adversely affected. Additionally, we will have to significantly modify our plans.

     Demand for the our land parcels and services will be dependent on, among other things, market acceptance of our properties, the real estate market in general, and general economic conditions, which are cyclical in nature.
Inasmuch as a major portion of our activities is the receipt of revenues from the sales of our land parcels, our business operations may be adversely affected by our competitors and prolonged recession periods.

     Our success will be dependent upon implementing our plan of operations and the risks associated with our business plans. We operate a land development and resale business in the Charlotte, North Carolina area. We also provide land development consulting services to various unrelated developers and builders. We plan to strengthen our position in these markets. We plan to expand our operations through our acquisition and/or development of land parcels.

INFORMATION ON PREVIOUSLY OWNED COMPANIES OF MR. DUANE BENNETT

Mr. Bennett's experience in the real estate industry over the last ten years has consisted of his involvement in two companies - ABC Realty, Inc. and Goodex, Inc. Pursuant to Industry Guide 5 as published by the Securities and Exchange Commission, the following information, disclosures, and tables have been presented to provide information regarding Mr. Bennett's experience during these projects. This information is also discussed throughout this prospectus under ' Risk Factors' and 'Management.'

From 1997 to 2001, Mr. Bennett was the sole owner, president, and chief executive officer of ABC Realty, Inc., a licensed real estate brokerage company in the business of buying and selling residential properties within the Charlotte, North Carolina area. ABC Realty, Inc., which was incorporated in North Carolina in (2/12/1997) had no activity during 1997 and 1998 and had profits of $19,451 and $65,105 in 1999 and 2000, respectively. ABC Realty has had no employees, other than its president, since its inception.

From 1991 to 1996, Mr. Bennett was the sole owner, president, and chief executive officer of Goodex, Inc., a private company that was involved in the business of buying, selling, and renovating homes in the Springfield, Massachusetts area. Goodex, Inc. had revenues, expenses and profits/losses of:
          Revenues     Expenses     Profits/(Losses)
1991          $14,864     $16,424     $(1,560)
1992          68,401       73,792      (5,391)
1993          84,632      106,158     (21,526)
1994          79,434       72,483       6,951
1995          106,518      95,677      10,841
1996          4,203           853       3,350

The major challenges that our president faced regarding ABC Realty Co. was:
-     A shortage of capital which was never more than $15,000;
- Producing relationships with residential homeowners that would have potentially brought single-family homes or town homes to list properties with ABC Realty, Inc.;
- Lack of adequate funding for advertising expenses that would have promoted the company's services.
An adverse business condition, which Mr. Bennett faced regarding ABC Realty, Inc., was the inability to compete with larger, well-funded real estate offices opening satellite offices in the Charlotte, North Carolina area. In addition, ABC Realty, Inc. did not have employees to assist in locating buyers and sellers, whereas the larger real estate offices had substantial numbers of employees for these purposes.

A major challenge that our president faced regarding Goodex, Inc. was locating owner-occupied
Homes in the Springfield, Massachusetts's area to purchase, remodel and resell. In addition, Goodex, Inc. had a shortage of capital that was never more than $35,000, which restricted the amount of purchases needed to attain profitability.

An adverse business condition that our president faced regarding Goodex, Inc. was an unstable real estate market in the Springfield, Massachusetts area due to demographic shifts in population such as rapid growth in the area of low-income multi-unit housing. For example, our president had negotiated for the purchase of two single-family housing units; negotiations that failed due to local financial institutions denying loan approvals due to the future uncertainty of housing prices in the area.

Additional difficulties faced by our president generally with his businesses, ABC Realty, Inc. and Goodex, Inc. were:
     Difficulty in locating property that could close within a one to two month time frame;
     Locating property that is suitable for remodeling and re-selling profitably,
     Obtaining adequate financing for projects,
     Difficulty in obtaining clean title,
     Soil and environmental issues relating to the property.

Table 1. Experience in Raising and Investing Funds

Not applicable. Our president has not had prior experience in public or non-public fundraising in with respect to ABC Realty, Inc or Goodex, Inc.


The following table presents compensation paid to Mr. Bennett during his tenure with ABC Realty, Inc. and Goodex, Inc.


Table 2. Compensation to Sponsor


                                   Program:          Program:      Other
                                   ----------------
Type of Compensation. . . . . . .  ABC Realty, Inc.  Goodex, Inc.  Programs

Amount paid to sponsor from
  proceeds of offering: . . . . .             N/A           N/A         N/A

Amount paid to sponsor from
  operations:
Property management fees. . . . .               -0-           -0-       -0-
Reimbursements. . . . . . . . . .               -0-           -0-       -0-
Other . . . . . . . . . . . . . .               -0-           -0-       -0-
Amount paid to sponsor from
  property sales and refinancing:             N/A            N/A        N/A



The following tables present operating results for ABC Realty, Inc. and Goodex, Inc. over the last ten years, or during their time of existence.


Table 3. Operating Results of Prior Programs


ABC Realty, Inc. (Unaudited)

                                        1997     1998     1999      2000
                                     -------  -------  -------  --------

Gross revenues. . . . . . . . . . .  $   -0-  $   -0-  $86,100  $103,200
Profit on sale of properties. . . .      -0-      -0-   86,100   103,200
Less:
Operating expenses. . . . . . . . .                      66,649   38,095
Interest expenses . . . . . . . . .      -0-      -0-
Depreciation. . . . . . . . . . . .      -0-      -0-
Net income. . . . . . . . . . . . .      -0-      -0-   19,451    65,105

Taxable Income: . . . . . . . . . .                      19,451   65,105
From operations . . . . . . . . . .                      19,451   65,105
From gain on sales. . . . . . . . .      -0-      -0-

Cash generated by operations. . . .      -0-      -0-   19,451    65,105
Cash generated by sales . . . . . .      -0-      -0-
Cash generated from refinancing . .      -0-      -0-
Total . . . . . . . . . . . . . . .      -0-      -0-   19,451    65,105

Less:
Cash distributions. . . . . . . . .   16,533   55,339

Cash generated after distributions.      -0-      -0-      -0-       -0-

Federal Income Tax Results:
Ordinary income (loss). . . . . . .      -0-      -0-   19,451    65,105
From operations . . . . . . . . . .      -0-      -0-
From recapture. . . . . . . . . . .      -0-      -0-
Capital gain (loss) . . . . . . . .      -0-      -0-
Total . . . . . . . . . . . . . . .                     19,451    65,105
Cash distributed to owner . . . . .      -0-      -0-   16,533    55,339

Amount remaining invested in
program activities at the end of
the year: . . . . . . . . . . . . .      -0-      -0-      -0-       -0-






Table 3. Operating Results of Prior Programs (Cont')


Goodex, Inc. (Unaudited)

                                      1991      1992       1993      1994      1995    1996
                                   --------  --------  ---------  -------  --------  ------

Gross revenues. . . . . . . . . .  $14,864   $68,401   $ 84,632   $79,434  $106,518  $4,203
Profit on sale of properties. . .   14,864    68,401     84,632    79,434    72,483   4,203
Less:
Operating expenses. . . . . . . .   16,424    73,792    106,158    72,483    95,677     853
Interest expenses . . . . . . . .      -0-       -0-        -0-       -0-       -0-     -0-
Depreciation. . . . . . . . . . .      -0-       -0-        -0-       -0-       -0-     -0-
Net income. . . . . . . . . . . .   (1,560)   (5,391)   (21,526)    6,951    10,841   3,350

Taxable Income:
From operations . . . . . . . . .   (1,560)   (5,391)   (21,526)    6,951    10,841   3,350
From gain on sales. . . . . . . .      -0-       -0-        -0-       -0-       -0-     -0-

Cash generated by operations. . .   (1,560)   (5,391)   (21,526)    6,951    10,841   3,350
Cash generated by sales . . . . .      -0-       -0-        -0-       -0-       -0-     -0-
Cash generated from refinancing .      -0-       -0-        -0-       -0-       -0-     -0-
Total . . . . . . . . . . . . . .   (1,560)   (5,391)   (21,526)    6,951    10,841   3,350

Less:
Cash distributions. . . . . . . .      -0-       -0-        -0-       -0-       -0-     -0-
Cash generated after
distributions . . . . . . . . . .   (1,560)   (5,391)   (21,526)    6,951    10,841   3,350

Federal Income Tax Results:
Ordinary income (loss)
From operations . . . . . . . . .   (1,560)   (5,391)   (21,526)    6,951    10,841   3,350
From recapture. . . . . . . . . .      -0-       -0-        -0-       -0-       -0-     -0-
Capital gain (loss) . . . . . . .      -0-       -0-        -0-       -0-       -0-     -0-

Cash distributed to owner . . . .      -0-       -0-        -0-       -0-       -0-     -0-

Amount remaining invested in
program activities at the end of
the year: . . . . . . . . . . . .      -0-       -0-        -0-       -0-       -0-     -0-




The following tables include information relevant to programs completed by ABC Realty, Inc. and Goodex, Inc. over the last ten years, or during their time of existence.



Table 4. Results of Completed Programs

ABC Realty, Inc. (Unaudited)



                                                1997    1998    1999   2000
                                                      ------  ------  ------  ----
Offering Information: . . . . . . .  . . . . .  N/A      N/A     N/A   N/A

Date of first sale of
property. . . . . . . . . . . . . . . . . . . . N/A      N/A     N/A   N/A
Date of final sale of
property. . . . . . . . . . . . . . . . . . . . N/A      N/A     N/A   N/A

Federal income tax results:
Ordinary Income                                  -0-     -0-  19,451  65,105
From operations                                  -0-     -0-
From recapture                                   -0-     -0-
Capital gain                                     -0-     -0-
Deferred gain                                    -0-     -0-
Capital                                          -0-     -0-
Ordinary                                         -0-     -0-  19,451  65,105

Cash distributions to owner:                     -0-     -0-  16,533  55,339
Source (on GAAP basis)
Investment income                                -0-     -0-
Return of capital                                -0-     -0-
Source (on cash basis)
Sales                                            -0-     -0-
Refinancing                                      -0-     -0-
Operations                                                    16,533  55,339
Other                                            -0-     -0-     -0-     -0-

Receivable on net purchase
money financing:. . . . . . . . . . . . . . . .  N/A     N/A     N/A     N/A






Table 4. Results of Completed Programs (Cont')
Goodex, Inc. (Unaudited)


                                                              1991      1992    1993    1994   1995   1996
                                                            -------  --------  -----  ------  -----  ----
Offering Information: . . . . . . . . . . . . . . . . . . .  N/A       N/A     N/A      N/A    N/A     N/A

Date of first sale of
property. . . . . . . . . . . . . . . . . . . . . . . . . .  N/A       N/A     N/A      N/A    N/A     N/A
Date of final sale of
property. . . . . . . . . . . . . . . . . . . . . . . . . . .N/A       N/A     N/A      N/A    N/A     N/A

Federal income tax results:
Ordinary Income
From operations                                             (1,560)  (5,391)  (21,526)  6,951  10,841  3,350
From recapture                                                 -0-      -0-       -0-     -0-     -0-    -0-
Capital gain                                                   -0-      -0-       -0-     -0-     -0-    -0-
Deferred gain                                                  -0-      -0-       -0-     -0-     -0-    -0-
Capital                                                        -0-      -0-       -0-     -0-     -0-    -0-
Ordinary                                                    (1,560)  (5,391)  (21,526)  6,951  10,841  3,350

Cash distributions to investors:
Source (on GAAP basis)
Investment income                                              -0-      -0-       -0-     -0-     -0-    -0-
Return of capital                                              -0-      -0-       -0-     -0-     -0-    -0-
Source (on cash basis)
Sales                                                          -0-      -0-       -0-     -0-     -0-    -0-
Refinancing                                                    -0-      -0-       -0-     -0-     -0-    -0-
Operations                                                     -0-      -0-       -0-     -0-     -0-    -0-
Other                                                          -0-      -0-       -0-     -0-     -0-    -0-

Receivable on net purchase
money financing:. . . . . . . . . . . . . . . . . . . . . .. .  N/A    N/A      N/A      N/A     N/A     N/A






Table  5.  Sales  or  Disposals  of  Properties

Not Applicable. There were no sales or disposals of property by programs with similar investment objectives within the most recent three years.

Table  6.  Acquisitions  of  Properties  by  Programs

Not Applicable. There were no properties acquired by any prior programs with similar investment objectives within the most recent three years.

ITEM  18.     DESCRIPTION  OF  PROPERTY

     We do not own any property nor do we have any contracts or options to acquire any property in the future. Presently, we are operating out of offices in our president's residence in North Carolina. We occupy 200 square feet. This space is adequate for our present and our planned future operations. We pay no rent to our president for use of this space. In addition we have no written agreement or formal arrangement with our president pertaining to the use of this space. No other businesses operate from this office. We have no current plans to occupy other or additional office space.

     We have no policy with respect to investments in real estate or interests in real and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

ITEM  19.     CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS

     On July 20, 1996 we issued 100 shares of our common stock to Duane Bennett, our president in exchange for $20,000. Although this transaction was not negotiated at arms length, we believe that this translation was as fair as if it had been negotiated with a third party.

      On June 30, 2000, we declared a forward stock split in the form of a stock dividend in the ratio of 80,000 for 1. As a result, Mr. Bennett's 100 shares were exchanged for 8,000,000 of our common shares. Although this transaction was not negotiated at arms length, we believe that this translation was as fair as if it had been negotiated with a third party.

     On about February 15, 1998, we borrowed a total of $191,449 from Mr. Bennett in order to purchase a parcel of property in North Carolina from a third party. The promissory note was unsecured, due on demand and carried an interest rate of 6% per annum. On February 10, 2000, we repaid Mr. Bennett a total of 127,976, which reflected the unpaid principal balance of the loan plus accrued interest. The loan was repaid using the proceeds of a sale of the underlying property. Although this transaction was not negotiated at arms length, we believe the translator was as fair as if it had been negotiated with a third party.

     On about February 10, 2000, we borrowed $10,000 from Mr. Bennett for working capital. The promissory note is unsecured, due on demand and carries an interest rate of 6% per annum. This loan has been partially repaid and a balance of $7,196 remains as of the date of this prospectus. Although this transaction was not negotiated at arms length, we believe that this translation was as fair as if it had been negotiated with a third party.

     On June 7, 2000, we entered into a Consulting Services Agreement with Greentree Financial Services, Corp. Under the terms of the agreement, Greentree Financial Services, Corp. has agreed to use its best efforts to assist us in having our common stock publicly traded. In exchange for its services, we have agreed to pay Greentree Financial Services Corp., $36,475 and 512,500 shares of restricted stock. Greentree Financial Services Corp. is owned by Michael Bongiovanni and Robert C. Cottone. Mr. Bongiovanni and Mr. Cottone have no other relationship to our officers or directors and have never received or intend to receive any compensation other than the compensation described.

     In February of 2000, we entered into a written agreement with ABC Realty Company, a licensed real estate broker that provides management and consulting services to us. During 2000 we paid a total of approximately $102,266 to ABC Realty for managerial and consulting services. ABC Realty did not provide any management and consulting services prior to 2000 and is not currently providing us with any services. Our President, Mr. Bennett owns 100% of the common stock of ABC Realty. We do not currently have an agreement with ABC Realty to provide any future services to us. Although this transaction was not negotiated at arms length, we believe that this translation was as fair as if it had been negotiated with a third party.

ITEM  20.     MARKET  FOR  COMMON  EQUITY  AND  RELATED  STOCKHOLDER  MATTERS.

Market Information.
     Our common stock is not traded on any exchange. We plan to eventually seek listing on the over-the-counter Bulletin Board once our registration statement has cleared comments of the Securities and Exchange Commission, if ever. We cannot guarantee that we will obtain a listing. Although we plan to obtain a market maker for our securities, our management has not yet discussed market making with any market maker or broker dealer. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed, or if developed, will be sustained.

     A shareholder in all likelihood, therefore, will not be able to resell their securities should he or she desire to do when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of our securities.

Options.
     We have two outstanding options to purchase a total of 6,000 shares of common stock. Mr. Stanley Madelyn has an option to purchase 4,000 shares of our common stock at a price of $0.50 per share until December 31, 2002. Ms. Karol Casinos has an option to purchase 2,000 shares of our common stock at a price of $0.50 per share until December 31, 2002. We have no outstanding warrants.

Agreements to Register.
     We have no agreements to register any of our securities.

Holders.
     As of December 15, 2000, there were approximately 46 holders of record of our common stock.

Shares Eligible For Future Sale.
     Upon effectiveness of this registration statement, the 832,000 shares of common stock sold in this offering will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates", which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

     In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

     Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

     As a result of the provisions of Rule 144, all of the restricted securities could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Dividends.
     We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

     The 832,000 shares of common stock sold in this offering will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates", which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

Dividend  Policy.
     All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.




ITEM 21.  EXECUTIVE COMPENSATION
                                             Summary Compensation Table
                                      Annual Compensation     Long Term Compensation
                                      -------------------     ----------------------


                     Restricted  Securities   LTIP
Name and. . . . . .  Salary      Bonus        Other Annual   Stock Award(s)    Underlying   Payouts      Other
 Principle Position  Year                ($)            ($)  Compensation ($)          ($)  Options (#)     ($)  ($)
-------------------  ----------  -----------  -------------  ---------------   -----------  -----------  ------- ---
Duane Bennett . . .        2000            0              0                 0            0            0       0    0
Sharon Bennett. . .        2000            0              0                 0            0            0       0    0
-------------------  ----------  -----------  -------------  ----------------  -----------  -----------  ------  ---
Duane Bennett . . .        1999            0              0                 0            0            0       0    0
-------------------  ----------  -----------  -------------  ----------------  -----------  -----------  ------  ---
Sharon Bennett. . .        1999            0              0                 0            0            0       0    0
-------------------  ----------  -----------  -------------  ----------------  -----------  -----------  ------  ---




We have not entered into any other employment agreements with our employees, Officers or Directors. We have no standard arrangements under which we will compensate our directors for their services provided to us.

ITEM 22.  FINANCIAL STATEMENTS


                                    --------

                          AUDITED FINANCIAL STATEMENTS

                                  XENICENT, INC

                                December 31, 2000

                                    --------


CONTENTS
--------

INDEPENDENT AUDITORS' REPORT

BALANCE SHEET
     ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY

STATEMENTS OF OPERATIONS

STATEMENT OF STOCKHOLDERS'
     EQUITY

STATEMENTS OF CASH FLOWS

NOTES TO FINANCIAL
     STATEMENTS









PERRELLA & ASSOCIATES, P.A.
Certified Public Accountants
============================


                         INDEPENDENT ACCOUNTANTS' REPORT
                         -------------------------------



To the Board of Directors
Xenicent, Inc.
10712 Old Wayside Street
Charlotte, North Carolina

We have audited the accompanying balance sheet of Xenicent, Inc. as of December 31, 2000 and the related statements of income, stockholders' equity, and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xenicent, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 in conformity with generally accepted accounting principles.




March 22, 2001
Pompano Beach, Florida




                                 XENICENT, INC.
                                 --------------
                                  BALANCE SHEET
                               AT DECEMBER 31, 2000


                                     ASSETS
                                     ------


CURRENT ASSETS
-----------------------------------------------------------------
  Cash and Cash Equivalents . . . . . . . . . . . . . . . . . . .  $  44,729
  Recoverable Income Taxes. . . . . . . . . . . . . . . . . . . .     12,700
    TOTAL CURRENT ASSETS. . . . . . . . . . . . . . . . . . . . .     57,429

PROPERTY AND EQUIPMENT
-----------------------------------------------------------------
  Furniture & Office Equipment. . . . . . . . . . . . . . . . . .      6,800
  Accumulated Depreciation. . . . . . . . . . . . . . . . . . . .     (3,400)
     Net Property and Equipment . . . . . . . . . . . . . . . . .      3,400
                                                                   ----------

    TOTAL ASSETS. . . . . . . . . . . . . . . . . . . . . . . . .  $  60,829
                                                                   =========

LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------

CURRENT LIABILITIES
-----------------------------------------------------------------
  Loan From Stockholder . . . . . . . . . . . . . . . . . . . . .      7,196
    TOTAL CURRENT LIABILITIES . . . . . . . . . . . . . . . . . .      7,196

STOCKHOLDERS' EQUITY
-----------------------------------------------------------------
  Common Stock ($.001 par value, 50,000,000 shares authorized:
   8,832,000 issued and outstanding). . . . . . . . . . . . . . .      8,832
  Preferred Stock ($.001 par value, 5,000,000 shares authorized:
   none issued and outstanding) . . . . . . . . . . . . . . . . .        -0-
  Additional Paid-in-Capital. . . . . . . . . . . . . . . . . . .    423,460
  Retained Deficit. . . . . . . . . . . . . . . . . . . . . . . .   (378,659)
    TOTAL STOCKHOLDERS' EQUITY. . . . . . . . . . . . . . . . . .     53,633

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY. . . . . . . . . .  $  60,829
                                                                   =========


         See notes to audited financial statements and auditors' report




                                     XENICENT, INC.
                                STATEMENTS OF OPERATIONS
                     FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999



                                                                      2000         1999
  REVENUES AND COST OF SALES:
--------------------------------------------------------------
  Contract Sales . . . . . . . . . . . . . . . . . . . . . . .  $  322,974   $      -0-
  Consulting Services. . . . . . . . . . . . . . . . . . . . .         -0-      126,933
  Cost of Sales. . . . . . . . . . . . . . . . . . . . . . . .    (253,260)      (2,210)
    Gross Profit . . . . . . . . . . . . . . . . . . . . . . .      69,714      124,723
                                                                -----------  -----------

  OPERATING EXPENSES:
--------------------------------------------------------------
  Advertising. . . . . . . . . . . . . . . . . . . . . . . . .      13,680          -0-
  Depreciation . . . . . . . . . . . . . . . . . . . . . . . .         680          680
  Land Evaluation. . . . . . . . . . . . . . . . . . . . . . .      31,383       33,242
  Management Fees. . . . . . . . . . . . . . . . . . . . . . .      92,577          -0-
  Office Expenses. . . . . . . . . . . . . . . . . . . . . . .       8,150       10,292
  Professional Fees. . . . . . . . . . . . . . . . . . . . . .     291,524        3,319
  Payroll Expense. . . . . . . . . . . . . . . . . . . . . . .         -0-       45,000
  Telephone. . . . . . . . . . . . . . . . . . . . . . . . . .       4,768        2,627
  Travel & Automobile Expenses . . . . . . . . . . . . . . . .      18,747        8,580
    TOTAL EXPENSES . . . . . . . . . . . . . . . . . . . . . .     461,509      103,740

      OPERATING INCOME . . . . . . . . . . . . . . . . . . . .    (391,795)      20,983

  OTHER INCOME (EXPENSE):
--------------------------------------------------------------
  Interest Expense . . . . . . . . . . . . . . . . . . . . . .      (1,365)      (8,310)
    TOTAL OTHER INCOME (EXPENSE) . . . . . . . . . . . . . . .      (1,365)      (8,310)
                                                                -----------  -----------

      INCOME (LOSS) BEFORE TAXES . . . . . . . . . . . . . . .    (393,160)      12,673

      INCOME TAX BENEFIT . . . . . . . . . . . . . . . . . . .      12,700      (15,544)

      NET INCOME (LOSS). . . . . . . . . . . . . . . . . . . .  $ (380,460)  $   (2,871)
                                                                ===========  ===========
  Net Income (Loss) Per Common Share
  Basic & Fully Diluted. . . . . . . . . . . . . . . . . . . .  $    (0.05)  $       **
  Weighted Average Common
  Shares Outstanding*. . . . . . . . . . . . . . . . . . . . .   8,354,875    8,000,000

  *Includes retroactive 80,000 for 1 forward stock split done during the year 2000.
  **Less than $.01



         See notes to audited financial statements and auditors' report



                                     XENICENT, INC.
                            STATEMENT OF STOCKHOLDERS' EQUITY
                     FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                             Common    Common    Additional    Retained
                                             Shares     Stock      Paid-in     Earnings
                                             ('000)   $.001 Par    Capital    (Deficit)

Balances, January 1, 1999*. . . . . . . . .   8,000       8,000       18,732      4,672

Waiver of stockholder loan interest . . . .     -0-         -0-        8,310        -0-

Contributed services of officer . . . . . .     -0-         -0-       45,000        -0-

Net loss for year . . . . . . . . . . . . .     -0-         -0-          -0-     (2,871)

Balances, December 31, 1999 . . . . . . . .   8,000       8,000       72,042      1,801
                                              ------- ---------  ----------- ----------
Issuances of common stock for services. . .     587         587      234,413        -0-

Issuances of common stock under private
Regulation D offering . . . . . . . . . . .     245         245      117,005        -0-

Net loss for year . . . . . . . . . . . . .     -0-         -0-          -0-   (380,460)

Balances, December 31, 2000 . . . . . . . .   8,832   $   8,832  $   423,460  $(378,659)
                                              ======= ========= ============ ===========
*Reflects retroactive adjustment for change
in capital structure during 2000.




         See notes to audited financial statements and auditors' report










                                 XENICENT, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                       2000       1999
CASH FLOWS FROM OPERATING ACTIVITIES:
--------------------------------------------------
  Net income . . . . . . . . . . . . . . . . . . .  $(380,460)  $ (2,871)
  Adjustments to reconcile net loss to net
  cash provided by operating activities:
    Depreciation . . . . . . . . . . . . . . . . .        680        680
    Common stock issued for services . . . . . . .    235,000        -0-
    Contributed services of officer. . . . . . . .        -0-     45,000
    Interest waived on stockholder loan. . . . . .        -0-      8,310
    (Increase) decrease in operating assets:
      Inventories. . . . . . . . . . . . . . . . .    216,488        -0-
      Recoverable income taxes . . . . . . . . . .    (12,700)       -0-
    Increase (decrease) in operating liabilities:
      Income taxes payable . . . . . . . . . . . .    (15,544)    12,694

      NET CASH PROVIDED BY OPERATING ACTIVITIES. .     43,464     63,813

CASH FLOWS FROM FINANCING ACTIVITIES:
--------------------------------------------------
  Proceeds from sales of common stock. . . . . . .    117,250        -0-
  Proceeds from and additions to stockholder loans     11,296        -0-
  Repayments of stockholder loans. . . . . . . . .   (132,076)   (63,473)

      NET CASH USED IN FINANCING ACTIVITIES. . . .     (3,530)   (63,473)

      NET INCREASE IN
      CASH AND CASH EQUIVALENTS. . . . . . . . . .     39,934        340

CASH AND CASH EQUIVALENTS:
--------------------------------------------------
      Beginning of year. . . . . . . . . . . . . .      4,795      4,455

      End of year. . . . . . . . . . . . . . . . .  $  44,729   $  4,795






         See notes to audited financial statements and auditors' report

                                 XENICENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                 ==============================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

The following items comprise the significant accounting policies of the Company. These policies reflect industry practices and conform to generally accepted accounting principles.

Business Activity - Xenicent, Inc. (the Company) was organized under the laws of
-----------------
the State of North Carolina on July 20, 1996 under the name Great Land Development. On November 8, 2000, the Company changed its name to Xenicent, Inc.

The Company provides land development and consulting services primarily to construction contractors and investors in and around the Charlotte, North Carolina area. The Company's contracts are performed primarily under fixed price contracts. The contracts vary in completion time from six months to twenty-four months.

Basis of Presentation - The financial statements included herein include the
---------------------
accounts of Xenicent, Inc. prepared under the accrual basis of accounting.

Cash and Cash Equivalents - For purposes of the Statement of Cash Flows, the
-------------------------
Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

Management's Use of Estimates - The preparation of financial statements in
-----------------------------
conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition- Revenue is recognized when land parcels are sold.
-------------------
Consulting and engineering related service revenue is recorded when earned, provided collection of the related receivable is reasonably likely. The Company performs ongoing credit evaluations of its customers.

Inventories- Inventories consist of land parcels purchased and developed for
-----------
resale. Cost is determined by using the lower of average cost or market value.




                                 XENICENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                 ==============================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)
-----------------------------------------------------------

Comprehensive Income (Loss) - The Company adopted Financial Accounting Standards
---------------------------
Board Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the period covered in the financial statements.

Advertising Costs - Advertising costs are expensed as incurred. The Company does
-----------------
not incur any direct-response advertising costs.

Income Taxes - Income taxes are provided in accordance with Statement of
------------
Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss-carryforwards.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, some portion or all of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Income tax expense (benefit) for the years ended December 31, 2000 and 1999 was $(12,700) and $15,544, respectively.

NOTE  B  -  RECENT  ACCOUNTING  PRONOUNCEMENTS
----------------------------------------------

In June of 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which the Company has adopted. The Statement, deferred by SFAS No, 134, is effective for fiscal years beginning after June 15, 2000, and establishes standards for accounting and reporting for derivative instruments and hedging activities. Statement of Financial Accounting Standards No.133 does not have an impact on its financial statements because the Company does not currently hold any derivative instruments.





                                 XENICENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                 ==============================================

NOTE B - RECENT ACCOUNTING PRONOUNCEMENTS (CONT.)
-------------------------------------------------

In March, 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which establishes guidelines for the accounting for the costs of all computer software developed or obtained for internal use. The Company adopted this SOP but the adoption of the SOP does not have a material impact on the Company's financial statements.

In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities". The SOP is effective for fiscal years beginning after December 15, 1998. The SOP requires costs of start-up activities and organization costs to be expensed as incurred. The Company has adopted SOP 98-5, however, the adoption of SOP 98-5 does not have a material impact on the Company's financial statements.

The FASB has issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," an amendment of FASB Statement No. 65, which the Company has not been required to adopt as of March 31, 2000. Statement No. 65, as amended by FASB Statements No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and No. 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities", require that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. This statement further amends Statement No. 65 to require that after the securitization of mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This Statement is effective for fiscal years after December 15, 1998 and does not have a material impact on the Company.












                                 XENICENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                 ==============================================

NOTE C - SUPPLEMENTAL CASH FLOW INFORMATION
-------------------------------------------

Supplemental disclosures of cash flow information for years ended December 31, 2000 and 1999 are summarized as follows:

Cash paid during the years for interest and income taxes:

                                       2000          1999
                                       ----          ----
     Income Taxes                    $ 15,544     $ 2,850
     Interest                        $     69     $   -0-

NOTE D - STOCKHOLDER LOANS PAYABLE
----------------------------------

The loan payable to stockholder at December 31, 2000 consists of an unsecured note payable to the Company's president and majority stockholder. The note bears interest at a rate of 6% and is due on demand. Accrued interest charges through December 31, 2000 are $1,296.

NOTE E - EQUITY
---------------

During the year ended December 31, 2000, the Company's Board of Directors amended its articles of incorporation to increase the amount of authorized common stock to 50,000,000, change its common stock par value to $.001 per share, and enact a 80,000 for 1 forward stock split on the common stock. In addition, the Board of Directors authorized 5,000,000 shares of preferred stock to be issued. These changes have been retroactively presented in the accompanying financial statements.

Also during the year, the Company commenced a plan of operation to register its common stock with Securities and Exchange Commission and apply with the appropriate regulatory agencies for listing on the Over-the-Counter Bulletin Board. In connection with this plan, the Company issued 587,500 shares of its post-split common stock and $36,475 for consulting services relating to the registration of the common stock and for legal services associated with the process. The stock was deemed to have a value of $.40 per share, or an aggregate value of $235,000. All material services relating to this plan of operation were completed during 2000, and accordingly, all amounts were included under professional fees in the accompanying financial statements.




                                 XENICENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                 ==============================================

NOTE E - EQUITY (CONT')
-----------------------

Also during the year, the Company issued 244,500 shares of its common stock to various accredited investors under Rule 506 of Regulation D between $.40 and $.50 per share. The aggregate value of the offering and proceeds to the Company were $117,250.

NOTE F - EARNINGS PER SHARE (EPS)
---------------------------------

Statement of Financial Accounting Standard (SFAS) No.128 requires dual presentation of basic and diluted EPS with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. If applicable, diluted earnings per share would assume the conversion, exercise, or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the years presented. There were no adjustments required to net income for the years presented in the computation of diluted earnings per share. The earnings per share presented retroactively include the 80,000 for 1 forward stock split that was made subsequent to year-end. The basic and diluted weighted average shares outstanding for the period of the years ended December 31, 2000 and 1999 are as follows:



                                                          2000          1999
                                                          ----          ----

Weighted average outstanding common shares used
   for basic and diluted EPS                         8,354,875      8,000,000
                                                     =========      =========








                                 XENICENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                 ==============================================

NOTE G - MANAGEMENT SERVICES
----------------------------

During the year ended December 31, 2000, the Company entered into an agreement with ABC Realty, Inc., a Company majority owned by the Company's President, to provide management services for the Company for the Year 2000. The Company paid ABC Realty, Inc. approximately $102,000 during the year for these services. The Company has allocated $9,689 of this amount to services attributable to selling improved land on behalf of the Company. Accordingly, this amount is included under cost of sales in the accompanying financial statements. The balance of $92,577 is included under management fees in the accompanying financial statements for day-to-day general and administrative services for the Company.

During the year ended December 31, 1999, the Company's president provided certain general and administrative services to the Company that were uncompensated. The Company does not have any obligation to the president for these services. We have imputed an annual amount equal to $45,000 to cover a reasonable salary that would typically be paid for these services. This amount is included under payroll expense and additional paid-in-capital in the accompanying financial statements.

NOTE H - MAJOR CUSTOMERS
------------------------

During the year ended December 31, 2000, the Company had one major corporate customer which constituted all of its $322,974 in revenues.

During the year ended December 31, 1999, the Company had one major individual customer which constituted all of its $126,933 in consulting revenues.


NOTE I - CONSULTING REVENUES
----------------------------

During the year ended December 31, 1999, the Company provided consulting services for a local contractor. The primary types of services performed consisted of the following:

     Locating property for investment and development.
     Gaining appropriate zoning approval.
     Assisting in scheduling contractors to complete property improvements. Assistance in planning the development; and Assistance in surveying and mapping of the property.


ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     The accounting firm of Perrella & Associates, P.A., Certified Public Accountants audited our financial statements. Since inception, we have had no changes in or disagreements with our accountants.

                      DEALER PROSPECTUS DELIVERY OBLIGATION

     Until ninety days after the effectiveness of the registration statement of which this prospectus is a part, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



PART II   INFORMATION NOT REQUIRED TO BE INCLUDED IN PROSPECTUS

ITEM  24.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Our bylaws provide for indemnification of each person (including the heirs, executors, administrators, or estate of such person) who is or was director and officer of the corporation to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorneys' fees, arising out of his or her status as a director, officer, agent, employee or representative. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled. The corporation may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs, and expenses, whether or not the corporation would have the legal power to indemnify them directly against such liability.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM  25.     OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM                                     EXPENSE
SEC  Registration  Fee                   $  0
Legal  Fees  and  Expenses               $  15,500
Accounting  Fees  and  Expenses          $  20,975
Miscellaneous*                           $  3,525
     =============================================
Total*                                   $  40,000

*  Estimated  Figure

ITEM  26.     RECENT  SALES  OF  UNREGISTERED  SECURITIES

     On July 20, 1996 we issued a total of 100 shares of our common stock valued at $200 per share for an aggregate of $20,000, to our president, Duane Bennett in return for his capital contribution to us.
On June 30, 2000, we forward split our common stock at a ratio of 80,000 shares for 1 share.

     On October 15, 2000, we issued 512,500 shares of our common stock at $.40 per share or an aggregate of $205,000 for consulting services to Greentree Financial Services Corp.

     On October 15, 2000, we issued 75,000 shares of our common stock at $.40 per share or an aggregate of $30,000 to Brenda Lee Hamilton for legal services.

     From September to November 2000, we sold 194,500 shares of our common stock at a price of $0.50 per share to 42 accredited investors and raised total proceeds from the stock sales of $97,250. On November 5, 2000, we sold 50,000 shares of our common stock at $0.40 per share to Cecil Medlin, one accredited person, and raised proceeds of $20,000. We relied upon the exemption from registration provided by Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933, as amended. We believed this exemption is available because these issuances were transactions not involving a public offering and were made only to accredited persons. There was no general solicitation or advertising used to offer our shares and we had a prior relationship with each investor. Each investor had the knowledge and experience in financial and business matters to evaluate the merits and risks of the prospective investment and therefore was either accredited or sufficiently sophisticated to undertake the investment.

The above issuances were made pursuant to Section 4(2) of the Securities Act of 1933. We believed that Section 4(2) was available because all sales were made without general solicitation and advertising and made only to accredited investors.


ITEM  27.     EXHIBITS


Exhibit Number  Exhibit Description
                Articles of Incorporation
3.1. . . . . .  Amendments **
--------------  -------------------------------------------------------------------
3.2. . . . . .  Amendment to Articles of Incorporation **
--------------  -------------------------------------------------------------------
3.3. . . . . .  Bylaws **
--------------  -------------------------------------------------------------------
5. . . . . . .  Legal Opinion
--------------  -------------------------------------------------------------------
10.1 . . . . .  Consulting Agreement Request between GREAT LAND DEVELOPMENT CO.
                and GreenTree Financial Services Corp.**
--------------  -------------------------------------------------------------------
23 . . . . . .  Consents of Experts
--------------  -------------------------------------------------------------------
27 . . . . . .  Financial Data Schedule **
--------------  -------------------------------------------------------------------


**Indicates  previously  filed


ITEM  28.     UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
a. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
b.     Reflect in the prospectus any facts or events which, individually or
together,     represent a fundamental change in the information in the
registration statement;
c. Include any additional or changed material information on the plan of distribution.

2. That, for determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that
Remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Charlotte, State of North Carolina on March 30, 2001.

                         Xenicent,  Inc. (Formerly Great Land Development, Inc.)

                              /s/  Duane  Bennett
                              __________________________________________

                              By:     Duane  Bennett
                              Title:     President


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated.


                              _________________________________________
                              By:     Duane  Bennett
                              Title:     President/Chief  Executive  Officer/
                                   Chief  Financial  Officer
                              Date:     March  30,  2001

                              _________________________________________
                              By:     Sharon  Bennett
                              Title:     Director
                              Date:     March  30,  2001